Subject to Completion
             Preliminary Prospectus Supplement dated July 13, 2004
No securities commission or similar authority in Canada or the United States of America has in any way passed upon the merits of the securities offered hereunder and any representation to the contrary is an offence.
PROSPECTUS SUPPLEMENT                          Filed Pursuant to Rule 424(b)(6)
--------------------                                Registration No. 333-109802
(To prospectus dated June 29, 2004)

                                [LOGO OMITTED]
                           Merrill Lynch & Co., Inc.
                               Up to Cdn. $ |X|
      Global Equity Performance Weighted Notes, Series 1 due August |X|,
        2011 (the "Notes") Global Equity Performance Weighted Warrants,
            Series 1 exercisable August |X|, 2011 (the "Warrants")
                       (collectively, the "Securities")
                       Cdn. $100 per unit of Securities

The Notes:                                                          Payment at maturity for the Notes:
o  Senior unsecured Notes of Merrill Lynch & Co., Inc.              o  On the maturity date, for each unit of the Notes you own,
o  Recommended only for registered retirement savings plans            we will pay you the redemption amount in cash; provided,
   and other Canadian tax deferred accounts.                           however, that in no event will you receive less than 20% of
o  No payments before the maturity date.                               the principal amount per unit. If the value of one or more
o  Minimum repayment at maturity will not be less than 20%             of the Regional Baskets decreases, you may lose a portion
   of the principal amount per unit.                                   of your initial investment, and that loss could be
o  The Notes will not be listed on any securities exchange.            significant.
o  Expected settlement date: August |X|, 2004.
o  Maturity date: August |X|, 2011.                                 Payment on exercise of the Warrants:

The Warrants:                                                       o  On the exercise date, for each unit of the Warrants you own, we will pay you the redemption amount in cash or, if
o  Index warrants of Merrill Lynch & Co., Inc.                         you and Merrill Lynch & Co., Inc. both agree, in one or
o  Recommended only for Canadian taxable investors.                    more securities underlying the equity indices that comprise
o  No payments before the exercise date.                               the Regional Baskets. If the value of one or more of the
o  No minimum repayment on exercise.                                   Regional Baskets decreases, you may lose a portion of your
o  The Warrants will not be listed on any securities exchange.         initial investment, and that loss could be significant. The
o  Expected settlement date: August |X|, 2004.                         Warrants do not provide for a minimum payment on exercise.
o  Exercise date: August |X|, 2011.
                                                                    Redemption Amount:
Regional Baskets:
                                                                    o  The redemption amount for a unit of Securities will be
o  The return on the Securities will be linked to the relative         equal to the product of Cdn. $100 and the weighted average
   performance of three index baskets (collectively, the               of the performance of the three Regional Baskets over the
   "Regional Baskets"), each comprised of one or more equity           term of the Securities determined in Canadian dollars as
   indices from a particular geographic region, converted into         more fully described herein, less an adjustment fee. The
   Canadian dollars. The three Regional Baskets are (i) the            weighting factors will be 44.45%, 33.33% and 22.22% for the
   "North American Regional Basket", which will be 100% weighted       best performing, second best performing and third best
   to the S&P 500 Index, (ii)   the "European Regional Basket",        performing Regional Baskets, respectively, over the term of
   which will be 60% weighted to the Dow Jones EURO STOXX 50           the Securities. The adjustment fee will be calculated and
   Index and 40% weighted to the FTSE 100 Index, and (iii) the         accrue for each calendar day during the term of the
   "Asian Regional Basket", which will be 55% weighted to the          Securities at an annual rate of 1.0% of the amount that
   Nikkei 225 Index, 35% weighted to the MSCI Hong Kong Index          would be the Redemption Amount for the Securities on that
   and 10% weighted to the S&P/ASX 200 Index.                          calendar day (determined without regard to the adjustment
                                                                       fee) if that calendar day was the maturity date or exercise date, as the case may be.

INVESTING IN THE SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-14 OF THIS PROSPECTUS SUPPLEMENT.

                                                                 Per Note Unit     Note Total      Per Warrant         Warrant
                                                                    (Cdn. $)       (Cdn. $)(1)    Unit (Cdn. $)   Total (Cdn. $)(1)
Public offering price...........................................     100.00            |X|            100.00             |X|
Agency fee......................................................       5.25            |X|              5.25             |X|
Proceeds, before expenses, to Merrill Lynch & Co., Inc..........      94.75            |X|             94.75             |X|

(1) The values in this column reflect the maximum offering size. There is no minimum offering size.

                              -----------------
                           Merrill Lynch Canada Inc.
                              -----------------
          The date of this prospectus supplement is August |X|, 2004.

"MSCI(R)" is a registered trademark of Morgan Stanley Capital International Inc. and has been licensed for use to Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch & Co., Inc. is an authorized licensee. Other relevant licenses are described herein.

This prospectus supplement, together with the prospectus to which it relates, constitutes a public offering of securities offered pursuant hereto only in the jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

This offering is being made by a U.S. issuer pursuant to disclosure documents prepared in accordance with U.S. securities laws. Purchasers should be aware that these requirements may differ from those of each of the provinces and territories of Canada. The financial statements included or incorporated by reference in the prospectus accompanying this prospectus supplement have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements of Canadian issuers.

All of the directors and officers of the issuer and certain of the experts named in the prospectus to which this prospectus supplement relates reside outside of Canada. Substantially all of the assets of these persons and of the issuer may be located outside Canada. The issuer has appointed Merrill Lynch Canada Inc., 181 Bay Street, Suite 400, Toronto, Ontario M5J 2V8 as its agent for service of process in Canada, but it may not be possible for investors to effect service of process within Canada upon the directors, officers and certain of the experts referred to above. It may also not be possible to enforce against the issuer, its directors and officers and certain of the experts named in this prospectus supplement judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

Merrill Lynch Canada Inc. and National Bank Financial Inc., as agents, are conditionally offering the Securities subject to prior sale on a best efforts basis, if, as and when issued by Merrill Lynch & Co., Inc. and accepted by the agents in accordance with the conditions contained in the Agency Agreement between Merrill Lynch & Co., Inc. and the agents.

                                                          TABLE OF CONTENTS

                                                        Prospectus Supplement

                                                                                                                              Page
                                                                                                                              ----

SUMMARY OF THE OFFERING........................................................................................................S-4
-----------------------
EXAMPLES OF REDEMPTION AMOUNT CALCULATIONS.....................................................................................S-8
------------------------------------------
SUMMARY INFORMATION--Q&A.......................................................................................................S-11
------------------------
RISK FACTORS..................................................................................................................S-14
------------
DESCRIPTION OF THE SECURITIES.................................................................................................S-21
-----------------------------
THE REGIONAL BASKETS..........................................................................................................S-29
--------------------
INCOME TAX CONSIDERATIONS APPLICABLE TO CANADIAN RESIDENT INVESTORS...........................................................S-53
-------------------------------------------------------------------
ELIGIBILITY FOR INVESTMENT....................................................................................................S-54
--------------------------
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS...............................................................................S-55
-----------------------------------------------
ERISA CONSIDERATIONS FOR U.S. PERSONS.........................................................................................S-58
-------------------------------------
USE OF PROCEEDS AND HEDGING...................................................................................................S-59
---------------------------
WHERE YOU CAN FIND MORE INFORMATION...........................................................................................S-59
-----------------------------------
PLAN OF DISTRIBUTION..........................................................................................................S-59
--------------------
VALIDITY OF THE SECURITIES....................................................................................................S-60
--------------------------
EXPERTS.......................................................................................................................S-61
-------
PURCHASERS' STATUTORY RIGHTS IN CANADA........................................................................................S-62
--------------------------------------
INDEX OF CERTAIN DEFINED TERMS................................................................................................S-63
------------------------------
CERTIFICATE OF THE AGENTS.....................................................................................................S-64
-------------------------

                                                             Prospectus

                                                                                                                              Page
                                                                                                                              ----

MERRILL LYNCH & CO., INC.........................................................................................................3
USE OF PROCEEDS..................................................................................................................3
CURRENCY.........................................................................................................................3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.................4
THE SECURITIES...................................................................................................................4
DESCRIPTION OF DEBT SECURITIES...................................................................................................5
DESCRIPTION OF DEBT WARRANTS....................................................................................................14
DESCRIPTION OF CURRENCY WARRANTS................................................................................................16
DESCRIPTION OF INDEX WARRANTS...................................................................................................17
DESCRIPTION OF PREFERRED STOCK..................................................................................................23
DESCRIPTION OF DEPOSITARY SHARES................................................................................................28
DESCRIPTION OF PREFERRED STOCK WARRANTS.........................................................................................32
DESCRIPTION OF COMMON STOCK.....................................................................................................34
DESCRIPTION OF COMMON STOCK WARRANTS............................................................................................37
PLAN OF DISTRIBUTION............................................................................................................40
WHERE YOU CAN FIND MORE INFORMATION.............................................................................................41
INCORPORATION OF INFORMATION ...................................................................................................41
EXPERTS.........................................................................................................................42
PURCHASERS' STATUTORY RIGHTS IN CANADA..........................................................................................43
CERTIFICATE OF THE COMPANY.....................................................................................................C-1
CERTIFICATE OF MERRILL LYNCH CANADA INC........................................................................................C-2



                                                                S-3

                            SUMMARY OF THE OFFERING

     The following summary of the terms of the offering of the Securities is subject to, and should be read in conjunction with, the more detailed information which follows in this prospectus supplement and the accompanying prospectus. References in this prospectus supplement to "dollars" or "$" are to Canadian currency unless otherwise specified.


Issuer:                                        Merrill Lynch & Co., Inc. ("ML&Co.")

Securities:                                    Global Equity Performance Weighted Notes, Series 1 (the "Notes")
                                               Global Equity Performance Weighted Warrants, Series 1
                                               (the "Warrants")

Issue Price:                                   $100 per Security

Denominations:                                 Each of the Notes and the Warrants will be issued in denominations of $100 units.

Minimum Subscription:                          $2,000

Issue Date:                                    August |X|, 2004

Maturity Date and Term                         August |X|, 2011 (resulting in a term of approximately seven years).
of Notes:

Exercise Date and Term                         August |X|, 2011 (resulting in a term of approximately seven years).
of Warrants:

Regional Baskets:                              The three Regional Baskets are (i) the "North American Regional Basket", which will be 100% weighted to the S&P 500 Index, (ii) the "European Regional Basket", which will be 60% weighted to the Dow Jones EURO STOXX 50 Index and 40% weighted to the
                                               FTSE 100 Index, and (iii) the "Asian Regional Basket", which will be 55% weighted to the Nikkei 225 Index, 35% weighted to the MSCI Hong Kong Index and 10% weighted to the S&P/ASX 200 Index.

Payment at Maturity for Notes:                 On the maturity date, for each unit of the Notes you own, we will pay you the
                                               Redemption Amount in cash. In no event will you receive less than 20% of the principal amount per unit. If the value of one or more of the Regional Baskets decreases, you may lose a portion of your initial investment, and that loss could be significant.

Payment on Exercise of Warrants:               On the exercise date, for each unit of the Warrants you own, we will pay you the
                                               Redemption Amount in cash or, if you and ML&Co. both agree, by delivery of one or more securities underlying the equity indices that comprise the Regional Baskets.
                                               If the value of one or more of the Regional Baskets decreases, you may lose a portion of your initial investment, and that loss could be significant. The
                                               Warrants do not provide for a minimum payment on exercise.

Redemption Amount:                             The redemption amount for a unit of Securities will be equal to the product of $100 and the weighted average of the performance of the three Regional Baskets over the term of the Securities determined in Canadian dollars (as more fully described herein), less the Adjustment Fee. The weighting factors will be 44.45%, 33.33% and
                                               22.22% for the best performing, second best performing and third best performing
                                               Regional Baskets, respectively, over the term of the Securities.



                                                               S-4

Calculation of Redemption Amount:              The Redemption Amount for a Security will be determined by the Calculation Agent in accordance with the following formula (provided that in no event will the
                                               Redemption Amount of a Note be less than $20):

                                               $100 x [W1P1+ W2P2 + W3P3] - AF

                                               where:

                                               W1 is the weight for the best performing Regional Basket over the term of the
                                               Securities (after giving effect to the conversion of the Regional Basket into
                                               Canadian dollars) which will be equal to 44.45%.

                                               W2 is the weight for the second best performing Regional Basket over the term of the Securities (after giving effect to the conversion of the Regional Basket into
                                               Canadian dollars) which will be equal to 33.33%.

                                               W3 is the weight for the third best performing Regional Basket over the term of the
                                               Securities (after giving effect to the conversion of the Regional Basket into
                                               Canadian dollars) which will be equal to 22.22%.

                                               P1 is the performance of the best performing Regional Basket.

                                               P2 is the performance of the second best performing Regional Basket.

                                               P3 is the performance of the third best performing Regional Basket.

                                               AF is the Adjustment Fee.

Performance of Regional Baskets:               The performance of the North American Regional Basket will be:

                                                    IE1
                                                    ---
                                                    IS1

                                               The performance of the European Regional Basket will be:

                                               [   60%   x   IE2  ]      [   40%   x  IE3    ]
                                               [             ---  ]  +   [            ---    ]
                                               [             IS2  ]      [            IS3    ]

                                               The performance of the Asian
Regional Basket will be:
                                               [ 55%  x  IE4 ]     [ 35% x  IE5 ]      [ 10%  x  IE6  ]
                                               [         --- ]  +  [        --- ]   +            ---  ]
                                               [         IS4 ]     [        IS5 ]                IS6  ]

Index Values:                                  ISi is the Starting Value of Indexi.

                                               IEi is the Ending Value of Indexi.

                                               Starting Value is the closing value for an Index multiplied by the then current exchange rate between the Canadian dollar and the relevant Index currency, each as determined on the date the Securities are priced for initial sale to the public.

                                               Ending Value is the average, arithmetic mean of the values of an Index at the close
                                               of the market on ten business days shortly before August |X|, 2011, as determined
                                               by the designated Index Calculation Agent for that Index, multiplied by the then current exchange rate between the Canadian dollar and the relevant Index currency.



                                                               S-5

Underlying Equity Indices:                     Index1 = S&P 500 Index

                                               Index2 = Dow Jones EURO STOXX 50 Index

                                               Index3 = FTSE 100 Index

                                               Index4 = Nikkei 225 Index

                                               Index5 = MSCI Hong Kong Index

                                               Index6 = S&P/ASX 200 Index

Adjustment Fee:                                The Adjustment Fee is calculated for each calendar day and accrues over the term of the Securities at an annual rate of 1.0% of the amount that would be the Redemption
                                               Amount for the Securities on that calendar day (determined without regard to the
                                               Adjustment Fee) if that calendar day was the maturity date or exercise date, as the case may be. The Adjustment Fee will accrue to the benefit of ML&Co.

No Payments Before                             We will not make any payments on the Notes until the maturity date except in the
August |X|, 2011:                              limited circumstances described under "Description of the Securities - Events of
                                               Default and Acceleration" in this prospectus supplement.

                                               The Warrants cannot be exercised prior to the exercise date except in the circumstances described under "Description of the Securities - Events of Default and Acceleration" in this prospectus supplement.

Status/Ranking:                                The Notes will be unsecured and will rank equally with our unsecured and unsubordinated debt. The Warrants will be unsecured contractual obligations of
                                               ML&Co. and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.

Income Tax Considerations:                     The Notes are recommended only for Canadian tax deferred accounts (registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans). The Warrants are recommended only for Canadian taxable investors. See "Income Tax Considerations Applicable to
                                               Canadian Resident Investors" in this prospectus supplement.

Investment Eligibility:                        The Notes will be qualified investments for registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans. The Notes will be foreign property.

Risk Factors:                                  You should consider carefully the factors set out under "Risk Factors" in this prospectus supplement before reaching a decision to buy the Securities.

Calculation Agent:                             Merrill Lynch International, as Calculation Agent, will be our agent for purposes of calculating, among other things, the Redemption Amount.

Index Calculation Agents:                      The Index Calculation Agent, with respect to the S&P 500 Index and the S&P/ASX 200
                                               Index, will be Standard & Poor's, a division of The McGraw-Hill Companies, Inc., with respect to the Dow Jones EURO STOXX 50 Index, will be STOXX Limited, with respect to the FTSE 100 Index, will be FTSE International Limited, with respect to the Nikkei 225 Index, will be Nihon Keizai Shimbun, and with respect to the MSCI
                                               Hong Kong Index, will be Morgan Stanley Capital International Inc.

No Listing of Securities:                      The Securities will not be listed on any stock exchange.

Secondary Trading of Securities:               After the initial offering, Merrill Lynch Canada Inc. ("ML Canada") may, from time to time, purchase and sell the Securities in the secondary market, but is not obligated to do so. There can be no assurance that there will be a secondary market for the Securities.



                                                               S-6

Book Entry Registration:                       The Securities will be issued in the form of global certificates which will be held by The Canadian Depository for Securities Limited, also known as CDS, or its nominee. Except in certain limited circumstances, you will not be entitled to receive certificates evidencing the Securities in certificated form.

Service Fee:                                   ML&Co. will pay a service fee quarterly (commencing November 30, 2004) to investment advisers whose client accounts hold the Securities at the end of the quarter. The service fee is calculated for each calendar day at an annual rate of
                                               0.5% of the last price for the Securities published by ML Canada.

Early Sales Fee:                               To the extent that you sell any Securities to ML Canada, the purchase price you receive for those Securities will reflect the deduction of a fee as follows:

                                               Sale Period                                                   Fee Deduction
                                               -----------                                                   -------------
                                               August |X|, 2004 - August |X|, 2005                            $3 per unit
                                               August |X|, 2005 - August |X|, 2006                            $2 per unit
                                               August |X|, 2006 - August |X|, 2007                            $1 per unit
                                               After August |X|, 2007                                             Nil

                  EXAMPLES OF REDEMPTION AMOUNT CALCULATIONS

           Below are examples of Redemption Amount calculations assuming an investment term equal to that of the Securities. These examples are included for purposes of illustration only and should not be construed as a forecast or projection. No assurance can be given that the results shown in these examples would ever be realized.


     Example #1:  "Gain" Scenario


     In this example, the European Regional Basket performs the best over the term of the Securities and receives a weighting of 44.45% of the Redemption Amount, the Asian Regional Basket performs second best over the term of the Securities and receives a weighting of 33.33%, and finally the North American Basket performs third best over the term of the Securities and receives a weighting of 22.22%.

     A)  Regional Basket Performance:

    -------------- ---------------------- ------------ ---------------------- --------------------------      ---------------------
                                           Weight in    Ending Value of the   Weighted Ending Value of              Regional
                                           Regional    Index Expressed as %   the Index Expressed as %               Basket
       Region              Index            Basket       of Starting Value     of Starting Value                   Performance
                                                             (Cdn. $)                (Cdn. $)
    -------------- ---------------------- ------------ ---------------------- --------------------------      ---------------------
    North          S&P 500                100%      x          180%           =              180%                     180%
    American
    -------------- ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   Dow Jones EURO STOXX   60%       x          220%           =              132%
    European       50
                   ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   FTSE 100               40%       x          200%           =              80%                      212%
    -------------- ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   Nikkei 225             55%       x          200%           =              110%
                   ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
    Asian          MSCI Hong Kong         35%       x          190%           =              67%                      196%
                   ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   S&P ASX 200            10%       x          190%           =              19%
    -------------- ---------------------- -------- --- ---------------------- -------- -----------------

     B)  Ranking of Regional Basket Performance:

          ------------------------------- ------------------------------- -------------------------------------------
                                                      Region                     Regional Basket Performance
          ------------------------------- ------------------------------- -------------------------------------------
          Best Performing                            European                                212%
          ------------------------------- ------------------------------- -------------------------------------------
          Second Best Performing                      Asian                                  196%
          ------------------------------- ------------------------------- -------------------------------------------
          Third Best Performing                   North American                             180%
          ------------------------------- ------------------------------- -------------------------------------------

     C)  Weighted Overall Performance:

                              -----------                          ------------                         -------------
          =   [  44.45%   x      Best    ]    +     [ 33.33%   x   Second Best ]    +    [ 22.22%   x    Third Best  ]
                              Performing                           Performing                            Performing
                              Regional                              Regional                              Regional
                                Basket                               Basket                                Basket
                              -----------                          ------------                         -------------
          =   [  44.45%   x    European  ]    +     [ 33.33%   x      Asian    ]    +    [ 22.22%   x      North     ]
                                                                                                          American
                              -----------                          ------------                         -------------
          =   [  44.45%   x      212%    ]    +     [ 33.33%   x      196%     ]    +    [ 22.22%   x       180%     ]
                              -----------                          ------------                         -------------

           = 199.39%

     -----------------------------------------------------------------------------------------------------------------------------
     Redemption Amount            =  Initial Price of the Security x Weighted Overall Performance - Adjustment Fee*
                                  =  $100.00 x 199.39% - $10.48**
                                  =  $188.91 (a 9.51% annual compounded return)
     -----------------------------------------------------------------------------------------------------------------------------

     * The Adjustment Fee will be calculated and accrue daily at an annual rate of 1.0% of the amount that would be the Redemption Amount for the Securities on each calendar day (determined without regard to the Adjustment Fee) if that calendar day was the maturity date or exercise date, as the case may be.

     ** The above Adjustment Fee has been calculated assuming that the average Redemption Amount for the Securities over their term (determined without regard to the Adjustment Fee) is $144.46 per unit.

     Example #2:  "Gain" Scenario

     In this example, the North American Regional Basket performs the best over the term of the Securities and receives a weighting of 44.45% of the Redemption Amount, the European Regional Basket performs second best over the term of the Securities and receives a weighting of 33.33%, and finally the Asian Regional Basket performs third best over the term of the Securities and receives a weighting of 22.22%.


     A)  Regional Basket Performance:

    -------------- ---------------------- ------------ ---------------------- --------------------------      ---------------------
                                           Weight in    Ending Value of the   Weighted Ending Value of              Regional
                                           Regional    Index Expressed as %   the Index Expressed as %               Basket
    Region         Index                    Basket       of Starting Value     of Starting Value (Cdn.            Performance
                                                             (Cdn. $)                    $)
    -------------- ---------------------- ------------ ---------------------- --------------------------      ---------------------
    North          S&P 500                100%      x          220%           =              220%                     220%
    American
    -------------- ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   Dow Jones EURO STOXX   60%       x          180%           =              108%
    European       50
                   ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   FTSE 100               40%       x          190%           =              76%                      184%
    -------------- ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   Nikkei 225             55%       x           90%           =              50%
                   ---------------------- -------- --- ---------------------- -------- -----------------
    Asian          MSCI Hong Kong         35%       x           80%           =              28%
                   ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   S&P ASX 200            10%       x          100%           =              10%                      88%
    -------------- ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------

     B)  Ranking of Regional Basket Performance:

                                          ------------------- -------------------------------------------------------
                                                Region                     Regional Basket Performance
          ------------------------------- ------------------- -------------------------------------------------------
          Best Performing                   North American                             220%
          ------------------------------- ------------------- -------------------------------------------------------
          Second Best Performing               European                                184%
          ------------------------------- ------------------- -------------------------------------------------------
          Third Best Performing                 Asian                                  88%
          ------------------------------- ------------------- -------------------------------------------------------

     C)  Weighted Overall Performance:

                              -----------                          ------------                         -------------
          =   [  44.45%   x      Best    ]    +     [ 33.33%   x   Second Best ]    +    [ 22.22%   x    Third Best  ]
                              Performing                           Performing                            Performing
                              Regional                              Regional                              Regional
                                Basket                               Basket                                Basket
                              -----------                          ------------                         -------------
          =   [  44.45%   x      North   ]    +     [ 33.33%   x    European   ]    +    [ 22.22%   x      Asian     ]
                               American
                              -----------                          ------------                         -------------
          =   [  44.45%   x      220%    ]    +     [ 33.33%   x      184%     ]    +    [ 22.22%   x       88%      ]
                              -----------                          ------------                         -------------

           = 178.67%

     -----------------------------------------------------------------------------------------------------------------------------
     Redemption Amount            =  Initial Price of the Security x Weighted Overall Performance - Adjustment Fee*
                                  =  $100.00 x 178.67% - $9.75**
                                  =  $168.92 (a 7.78% annual compounded return)
     -----------------------------------------------------------------------------------------------------------------------------

     * The Adjustment Fee will be calculated and accrue daily at an annual rate of 1.0% of the amount that would be the Redemption Amount for the Securities on each calendar day (determined without regard to the Adjustment Fee) if that calendar day was the maturity date or exercise date, as the case may be.


     ** The above Adjustment Fee has been calculated assuming that the average Redemption Amount for the Securities over their term (determined without regard to the Adjustment Fee) is $134.46 per unit.

     Example #3:  "Loss" Scenario


     In this example, the North American Regional Basket performs the best over the term of the Securities and receives a weighting of 44.45% of the Redemption Amount, the European Regional Basket performs second best over the term of the Securities and receives a weighting of 33.33%, and finally the Asian Regional Basket performs third best over the term of the Securities and receives a weighting of 22.22%.


     A)  Regional Basket Performance:

    -------------- ---------------------- ------------ ---------------------- --------------------------      ---------------------
                                           Weight in    Ending Value of the   Weighted Ending Value of              Regional
                                           Regional    Index Expressed as %   the Index Expressed as %         Basket Performance
       Region              Index            Basket       of Starting Value     of Starting Value (Cdn.
                                                             (Cdn. $)                    $)
    -------------- ---------------------- ------------ ---------------------- --------------------------      ---------------------
    North          S&P 500                100%      x          100%           =              100%                     100%
    American
    -------------- ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   Dow Jones EURO STOXX   60%       x           90%           =              54%
    European       50
                   ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   FTSE 100               40%       x           75%           =              30%                      84%
    -------------- ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   Nikkei 225             55%       x           80%           =              44%
                   ---------------------- -------- --- ---------------------- -------- -----------------
    Asian          MSCI Hong Kong         35%       x           90%           =              32%
                   ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------
                   S&P ASX 200            10%       x           74%           =               7%                      83%
    -------------- ---------------------- -------- --- ---------------------- -------- -----------------      ---------------------

     B)  Ranking of Regional Basket Performance:

                                          ------------------- -------------------------------------------------------
                                                Region                     Regional Basket Performance
          ------------------------------- ------------------- -------------------------------------------------------
          Best Performing                   North American                             100%
          ------------------------------- ------------------- -------------------------------------------------------
          Second Best Performing               European                                84%
          ------------------------------- ------------------- -------------------------------------------------------
          Third Best Performing                 Asian                                  83%
          ------------------------------- ------------------- -------------------------------------------------------

     C)  Weighted Overall Performance:

                              -----------                          ------------                         -------------
          =   [  44.45%   x     Best     ]    +     [ 33.33%   x   Second Best ]    +    [ 22.22%   x    Third Best  ]
                              Performing                           Performing                            Performing
                              Regional                              Regional                              Regional
                                Basket                               Basket                                Basket
                              -----------                          ------------                         -------------
          =   [  44.45%   x   North      ]    +     [ 33.33%   x    European   ]    +    [ 22.22%   x      Asian     ]
                               American
                              -----------                          ------------                         -------------
          =   [  44.45%   x      100%    ]    +     [ 33.33%   x       84%     ]    +    [ 22.22%   x       83%      ]
                              -----------                          ------------                         -------------

           = 90.87%

     -----------------------------------------------------------------------------------------------------------------------------
     Redemption Amount            =  Initial Price of the Security x Weighted Overall Performance - Adjustment Fee*
                                  =  $100.00 x 90.87% - $6.68**
                                  =  $84.19 (a -2.43% annual compounded return)
     -----------------------------------------------------------------------------------------------------------------------------

     * The Adjustment Fee will be calculated and accrue daily at an annual rate of 1.0% of the amount that would be the Redemption Amount for the Securities on each calendar day (determined without regard to the Adjustment Fee) if that calendar day was the maturity date or exercise date, as the case may be.


     ** The above Adjustment Fee has been calculated assuming that the average Redemption Amount for the Securities over their term (determined without regard to the Adjustment Fee) is $92.09 per unit.

                           SUMMARY INFORMATION--Q&A

     This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Global Equity Performance Weighted Notes, Series 1 due August |X|, 2011 (the "Notes") and the Global Equity Performance Weighted Warrants, Series 1 exercisable August |X|, 2011 (the "Warrants") (the Notes and the Warrants being referred to collectively as the "Securities").

     You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the information relating to ML&Co., the terms of the Notes, the terms of the Warrants, the Regional Baskets and the tax and other considerations that are important to you in making a decision about whether to invest in the Securities. You should carefully review the "Risk Factors" section in this prospectus supplement, which highlights certain risks associated with an investment in the Securities, to determine whether an investment in either of the Securities is appropriate for you.

     References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated, and references to "dollars" or "$" are to Canadian currency unless otherwise specified.

Who is ML&Co.?

     Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., see the section "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the U.S. Securities and Exchange Commission and the securities regulatory authorities in Canada, which you can find by referring to the section "Where You Can Find More Information" in this prospectus supplement.

What are the Notes?

     The Notes will be a series of senior Notes issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on August |X|, 2011. We cannot redeem the Notes at an earlier date. We will not make any payments on the Notes until maturity or such earlier date as described under "Description of the Securities - Events of Default and Acceleration" in this prospectus supplement.

     Each unit of the Notes represents $100 principal amount of Notes. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Canadian Depository for Securities Limited, also known as CDS, or its nominee. Direct and indirect participants in CDS will record your ownership of the Notes. You should refer to the section "Description of the Securities -- Depository" in this prospectus supplement.

What are the Warrants?

     The Warrants will be issued by ML&Co. and will not be secured by collateral. The Warrants constitute a call option in respect of the three Regional Baskets and will be automatically exercised at the exercise date. The option is in respect of 44.45% of the Regional Basket which performs the best over the term of the Warrants, 33.33% of the Regional Basket which performs second best over the term of the Warrants and 22.22% of the Regional Basket which performs third best over the term of the Warrants.

     The Warrants will rank equally with all of our other unsecured contractual obligations and unsubordinated and unsecured debt. You cannot exercise your Warrants before August |X|, 2011. The Warrants will be automatically exercised for no additional consideration on August |X|, 2011 or on an earlier date as described under "Description of the Securities - Events of Default and Acceleration" in this prospectus supplement.

     Each unit of the Warrants represents a single Security with an original public offering price of $100. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Warrants in the form of a global certificate, which will be held by CDS, or its nominee. You should refer to the section "Description of the Securities - Depository" in this prospectus supplement.

Should I buy Notes or Warrants?

     We recommend that only Canadian tax deferred accounts (registered retirement savings plans

("RRSPs"), registered retirement income funds ("RRIFs"), deferred profit sharing plans ("DPSPs") and registered education savings plans ("RESPs")) purchase the Notes and that only Canadian taxable investors purchase the Warrants.

Are there any risks associated with my investment?

     Yes, an investment in the Securities is subject to certain risks, including the risk that you may, in the case of the Notes, lose up to 80% of your initial investment, and, in the case of the Warrants, lose all of your initial investment. Please refer to the section "Risk Factors" in this prospectus supplement.

Will I receive interest payments on the Notes?

     You will not receive any interest payments on the Notes, but will instead receive the Redemption Amount at maturity. We have designed the Notes for investors who are willing to forego periodic interest payments on the Notes, in exchange for the ability to participate in possible increases in the Regional Baskets.

Who determines the value of the Regional Baskets and what does each Regional Basket reflect?

     Merrill Lynch International (the "Calculation Agent") will determine the value of each Regional Basket as described in the section entitled "The Regional Baskets" in this prospectus supplement. The Regional Baskets are designed to allow investors to participate in the movement of the values of certain indices (each, a "Basket Index"), based on the weighting of the Basket Indices in their respective Regional Baskets expressed in Canadian dollars, over the term of the Securities. The "North American Regional Basket" will be 100% weighted to the S&P 500 Index, which is denominated in U.S. dollars. The "European Regional Basket" will be 60% weighted to the Dow Jones EURO STOXX 50 Index, which is denominated in euros, and 40% weighted to the FTSE 100 Index, which is denominated in British pounds. The "Asian Regional Basket" will be 55% weighted to the Nikkei 225 Index, which is denominated in Japanese yen, 35% weighted to the MSCI Hong Kong Index, which is denominated in Hong Kong dollars, and 10% weighted to the S&P/ASX 200 Index, which is denominated in Australian dollars. General information relating to each Basket Index, its publisher and its composition is included in the section entitled "The Regional Baskets" in this prospectus supplement.

How have the Basket Indices performed historically?

     The Regional Baskets will not exist until the date the Securities are priced for initial sale to the public (the "Pricing Date"). We have, however, included tables showing the historical values of each Basket Index, as well as the historical exchange rate of the Canadian dollar against the currency in which that Basket Index is denominated (each, an "Index Currency") for those months.

     We have provided this historical information to help you evaluate the past performance of the Basket Indices, including the behavior of the Canadian dollar relative to the Index Currencies, in various economic environments; however, this past performance is not indicative of how the Basket Indices (expressed in Canadian dollars) will perform in the future.

What will I receive on August |X|, 2011?

     On August |X|, 2011, you will receive a cash payment equal to the "Redemption Amount" for each unit of Notes and for each unit of Warrants exercised under the cash settlement option. The Redemption Amount to which you will be entitled will be equal to the product of $100 and the weighted average of the performance of the three Regional Baskets over the term of the Securities determined in Canadian dollars (as more fully described herein), less the Adjustment Fee. The weighting factors will be 44.45%, 33.33% and 22.22% for the best performing, second best performing and third best performing Regional Baskets, respectively, over the term of the Securities. Accordingly, the performance of each Regional Basket will not affect the Redemption Amount equally, but instead, 44.45% of the Redemption Amount will be based on the Regional Basket that performs the best over the term of the Securities, 33.33% of the Redemption Amount will be based on the Regional Basket that performs second best over the term of the Securities and 22.22% of the Redemption Amount will be based on the Regional Basket that performs third best over the term of the Securities. In the case of the Notes, however, the Redemption Amount will not be less than $20 per unit.

     For more specific information about the Redemption Amount, please see the section entitled "Description of the Securities - Payment" in this prospectus supplement.

What about taxes?

     The Notes will constitute a qualified investment under the Income Tax Act (Canada) (the "Act") for RRSPs, RRIFs, DPSPs and RESPs. The Notes will constitute foreign property for persons subject to the foreign property rules in that Act. In order for Canadian taxable investors to avoid the application of the interest accrual rules in that Act, it is recommended that those persons not purchase the Notes. The circumstances in which the Warrants will constitute capital property to a Canadian taxable investor are discussed in the section entitled "Income Tax Considerations Applicable to Canadian Resident Investors". Canadian resident investors should review this section and the section entitled "Eligibility for Investment".

     We do not expect that the Securities will be acquired by United States persons as that term is defined for purposes of the United States Internal Revenue Code of 1986, as amended. However, any United States person that does acquire Securities should review the discussion of tax considerations in the section entitled "United States Federal Income Tax Considerations".

Will the Securities be listed on a stock exchange?

     Neither the Notes nor the Warrants will be listed on any securities exchange and we do not expect a trading market for either the Notes or the Warrants to develop, which may affect the price that you receive for your Notes or Warrants upon any sale prior to August |X|, 2011. You should review the section entitled "Risk Factors - Risk Factors Relating to the Securities - A trading market for the Securities is not expected to develop" in this prospectus supplement.

What is the role of Merrill Lynch Canada Inc.?

     Our subsidiary, Merrill Lynch Canada Inc. ("ML Canada"), is the lead agent for the offering and sale of the Securities. After the initial offering, ML Canada intends to buy and sell the Securities to create a secondary market for holders of the Securities, and may stabilize or maintain the market price of the Securities during the initial distribution of the Securities. However, ML Canada will not be obligated to engage in any of these market activities or continue them once it has started. For the purpose of calculating the service fee payable to investment advisers whose client accounts hold the Securities, ML Canada will publish daily a price for the Securities over the term of the Securities in the national edition of The Globe and Mail or another major Canadian newspaper.

What are the roles of the Calculation Agent and the Index Calculation Agents?

     Merrill Lynch International will be our agent for purposes of calculating, among other things, the value for each Regional Basket and the Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between the Calculation Agent's status as a subsidiary of ML&Co. and its responsibilities as Calculation Agent. Each of the Index Calculation Agents will be our agent for purposes of calculating the value for each Basket Index. Under certain circumstances, the duties of each Index Calculation Agent and its other business activities could give rise to conflicts of interest. Whenever the Calculation Agent is required to act, it will do so in good faith using its reasonable judgment.

                                 RISK FACTORS

     Your investment in the Securities will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in either of the Securities is appropriate for you.

RISK FACTORS RELATING TO THE SECURITIES

The performance of each Regional Basket will not affect the Redemption Amount equally and you will not know how the Regional Baskets will be weighted in determining the Redemption Amount until the Redemption Amount is determined

     The Redemption Amount to which you will be entitled will depend primarily on the relative performance of the Regional Baskets over the term of the Securities. The performance of each Regional Basket will not affect the Redemption Amount equally, but instead, 44.45% of the Redemption Amount will be based on the Regional Basket that performs the best over the term of the Securities, 33.33% of the Redemption Amount will be based on the Regional Basket that performs second best over the term of the Securities and 22.22% of the Redemption Amount will be based on the Regional Basket that performs the third best over the term of the Securities. Because the weighting of the Regional Baskets in determining the Redemption Amount will be based on the relative performance of the Regional Baskets over the term of the Securities, you will not know what the respective weightings will be until the Redemption Amount is determined.

Your return will not reflect the total return of owning the securities included in the Basket Indices

     The return on your Securities will not reflect the total return you would realize if you actually owned the securities included in indices underlying each of the Basket Indices and received the dividends paid on those securities because the value of the Regional Basket is calculated, in part, by reference to the prices of the securities included in each Basket Index without taking into consideration the value of dividends or other distributions paid on those securities.

You are not entitled to any of the securities which comprise the Basket Indices

     By purchasing a Security, you will not be entitled to any rights with respect to any securities which comprise the Basket Indices. A Warrant may be physically settled only if you and ML&Co. both agree. Even if ML&Co. agrees, you will only be entitled to receive securities that are eligible under the multijurisdictional disclosure system, or "MJDS". See "Description of the Securities - Description of the Warrants" in this prospectus supplement.

Your return may be affected by factors affecting international securities markets

     The Basket Indices that comprise the Regional Baskets are computed by reference to the value of the equity securities of companies listed on various U.S., European, Asian and Australian exchanges. The return on the Securities will be affected by factors affecting the value of securities in these markets. The European, Asian and Australian securities markets may be more volatile than U.S., Canadian or other securities markets and may be affected by market developments in different ways than U.S., Canadian or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies on these markets may affect prices and the volume of trading on those markets. Also, there is generally less publicly available information about European, Asian and Australian companies than about North American companies that are subject to the reporting requirements of Canadian or U.S. securities regulatory authorities. Additionally, accounting, auditing and financial reporting standards and requirements in the U.S., Europe, Asia and Australia differ from one another and from those applicable to Canadian reporting companies.

     The prices and performance of securities of companies in the U.S., Europe, Asia and Australia may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in a country's government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect international securities markets. Moreover, the U.S., Australian and the relevant European and Asian economies may differ favorably or unfavorably from the Canadian economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

You must rely on your own evaluation of the merits of an investment linked, in part, to foreign currency exchange rates

     In the ordinary course of their businesses, affiliates of ML&Co. from time to time express views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from those of our affiliates. For reasons such as these, we believe that most investors in foreign exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the foreign exchange markets and not rely on views which may be expressed by our affiliates in the ordinary course of their businesses with respect to future exchange rate movements.

     You should make such investigations as you deem appropriate as to the merits of an investment linked, in part, to foreign currency exchange rates. Neither the offering of the Securities nor any views which may from time to time be expressed by our affiliates in the ordinary course of their businesses with respect to future exchange rate movements constitutes a recommendation as to the merits of an investment in the Securities.

The value of each Regional Basket will be influenced by changes in the exchange rates between the Canadian dollar and the Index Currencies

     The value of any currency, including the Index Currencies, and the Canadian dollar, may be affected by complex political and economic factors. The exchange rate of each relevant Index Currency in terms of the Canadian dollar is at any moment a result of the supply and demand for the two currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each relevant Index Currency and Canada, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries and in Canada, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries, Canada and other countries important to international trade and finance.

     Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations, including those issuing the relevant currencies, are permitted to fluctuate in value relative to the Canadian dollar. However, governments sometimes do not allow their currencies to float freely in response to economic forces. Governments, including those issuing the relevant currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Securities is that their liquidity, trading value and Redemption Amount could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Index Currencies, the Canadian dollar specifically or any other currency.

Even though currencies trade around-the-clock, your Securities will not

     The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Securities will not conform to the hours during which the Index Currencies and Canadian dollar are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Securities. The possibility of these movements should be taken into account in relating the value of the Securities to those in the underlying foreign exchange markets.

     There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the Basket Index used to calculate the Redemption Amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

A trading market for the Securities is not expected to develop

     Neither the Notes nor the Warrants will be listed on any securities exchange and we do not expect a trading market for either the Notes or the Warrants to develop. Although our affiliate, ML Canada, has indicated it expects to bid for Securities offered for sale to it by holders of the Securities, it is not required to do so and may cease making such bids at any time. The limited trading market for your Securities may affect the price that you receive for your Securities if you do not wish to hold your investment until August |X|, 2011. In addition, if you sell your Securities prior to August |X|, 2007 to ML Canada, ML Canada will deduct an early sales fee from the price paid to you for the Securities ranging from $3 per unit to $1 per unit depending on when you sell your Securities.

The Index Publishers have no obligations relating to the Securities

     The Index Publishers, as defined below, have no obligations relating to the Securities or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Securities into consideration for any reason. The Index Publishers will not receive any of the proceeds of the offering of the Securities and are not responsible for, and have not participated in, the offering of the Securities and are not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Securities.

     The Index Publishers are under no obligation to continue the calculation and dissemination of any of the Basket Indices. The Securities are not sponsored, endorsed, sold or promoted by the Index Publishers. No inference should be drawn from the information contained in this prospectus supplement or the accompanying prospectus that the Index Publishers make any representation or warranty, implied or express, to ML&Co., the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities in particular or the ability of the Index Publishers or the Basket Indices to track general stock market performance.

Many factors affect the trading value of the Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

     The trading value of the Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Securities caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Securities caused by another factor. The following paragraphs describe the expected impact on the market value of the Securities given a change in a specific factor, assuming all other conditions remain constant.

     The values of the Basket Indices are expected to affect the trading value of the Securities. We expect that the market value of the Securities will depend substantially on the amount by which the value of each of the Basket Indices exceeds its Starting Value. If you choose to sell your Securities when the values of the Basket Indices exceed their respective Starting Values, you may receive substantially less than the Redemption Amount that would be payable on August |X|, 2011 based on that value because of the expectation that the value of the Basket Indices will continue to fluctuate until their respective Ending Values are determined. If you choose to sell your Securities when the values of the Basket Indices are below, or not sufficiently above, their respective Starting Values, you may receive less than the $100 per unit of Securities.

     As the time remaining to August |X|, 2011 decreases, the "time premium" associated with the Securities will decrease. We anticipate that before August |X|, 2011, the Securities may trade at a value above that which would be expected based on the level of interest rates and the value of the Regional Baskets. This difference will reflect a "time premium" due to expectations concerning the relative performance of the Regional Baskets during the period before August |X|, 2011. However, as the time remaining to August |X|, 2011 decreases, we expect that this time premium will decrease, lowering the trading value of the Securities.

           Changes in the levels of interest rates may affect the trading value of the Securities. In general, if Canadian interest rates increase, we expect that the trading value of the Securities will decrease because the Securities may be less attractive relative to interest bearing alternative investments and, conversely, if Canadian interest rates decrease, we expect that the trading value of the Securities will increase. In general, if interest rates in the U.S., Europe, Asia and Australia increase, we expect that the global equity markets could be adversely affected which could cause the trading value of the Securities to decrease and, conversely, if interest rates in the U.S., Europe, Asia and Australia decrease, we expect that the trading value of the Securities could increase. The level of interest rates in Canada, the U.S., Europe, Asia or Australia may also affect the applicable economies and, in turn, the values of the Basket Indices. Rising interest rates may lower the value of a Basket Index and, thus, may decrease the value of the Securities. Falling interest rates may increase the value of a Basket Index and, thus, may increase the value of the Securities.

     Changes in the levels of exchange rates may affect the trading value of the Securities. The Securities are denominated in Canadian dollars. However, the equity securities underlying the Basket Indices are denominated in foreign currencies, such as U.S. dollars, British pounds, euros, Hong Kong dollars, Australian dollars and Japanese yen. Fluctuations in the value of the Canadian dollar against these currencies may have a significant effect (either positive or negative) on the trading value of the Securities. In general, if the Canadian dollar appreciates in value against these currencies, we expect that the trading value of the Securities will decrease.

     Changes in the volatilities of the Basket Indices are expected to affect the trading value of the Securities. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility, or anticipated volatility, of the Basket Indices decreases, the trading value of the Securities may be adversely affected.

     Changes in the degree of correlation between the performance of the Basket Indices may affect the trading value of the Securities. In general, we expect the trading value of the Securities to decrease as the correlation between the performance of the Basket Indices decreases because we would expect the volatility of the associated Regional Baskets to also decrease. In general, we expect the trading value of the Securities to decrease as the correlation between the performance of the Regional Baskets increases because this would decrease the effectiveness of the weighting factors used in calculating the Redemption Amount.

     Changes in dividend yields of the stocks included in the Basket Indices are expected to affect the trading value of the Securities. In general, if dividend yields on the stocks included in the Basket Indices increase, we expect that the value of the Securities will decrease and, conversely, if dividend yields on the stocks included in the Basket Indices decrease, we expect that the value of the Securities will increase.

     Changes in our credit ratings may affect the trading value of the Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Securities. However, because your return on your Securities is dependent upon factors in addition to our ability to pay our obligations under the Securities, such as the relative performance of the Regional Baskets, an improvement in our credit ratings will not reduce the other investment risks related to the Securities.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the Securities than if it occurs earlier in the term of the Securities. However, we expect that the effect on the trading value of the Securities of a given increase in the value of the Regional Baskets will be greater if it occurs later in the term of the Securities than if it occurs earlier in the term of the Securities.

Purchases and sales by us and our affiliates may affect your return

     We and our affiliates may from time to time buy or sell the stocks included in the Basket Indices or futures or options contracts on the Basket Indices for our own accounts for business reasons or in connection with hedging our obligations under the Securities. These transactions could affect the price of these stocks and, in turn, the value of the Regional Baskets in a manner that would be adverse to your investment in the Securities.

Potential conflicts

     Our subsidiary, Merrill Lynch International, is our agent for the purposes of calculating the value of each Regional Basket and the Redemption Amount. Under certain circumstances, the role of Merrill Lynch International as our subsidiary and its responsibilities as Calculation Agent for the Securities could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of any Basket Index. See "Description of the Securities -- Adjustments to the Basket; Market Disruption Events" and "-- Discontinuance of the Basket Indices" in this prospectus supplement. Merrill Lynch International is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, you should be aware that because we control Merrill Lynch International, potential conflicts of interest could arise.

     We will pay an amount, calculated on a daily basis at an annual rate of 0.5% of the last price for the Securities published by ML Canada, at the end of each quarter commencing November 30, 2004 as a service fee to investment advisers whose client accounts hold the Securities at the end of that quarter. This service fee will not be paid with respect to Securities sold during that quarter. As a result of this service fee, your investment adviser will receive a financial benefit for each full quarter during which you retain your investment in the Securities.

     We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the amounts due on the Securities. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

     ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies included in the Basket Indices including extending loans to, making equity investments in, or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to the companies included in the Basket Indices and, in addition, one or more affiliates of ML&Co. may publish research reports about the companies included in the Basket Indices. ML&Co. does not make any representation to any purchasers of the Securities regarding any matters whatsoever relating to the companies included in the Basket Indices. Any prospective purchaser of the Securities should undertake an independent investigation of the companies included in the Basket Indices as in its judgment is appropriate to make an informed decision regarding an investment in the Securities. The composition of the companies included in the Basket Indices does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

The Securities may have adverse tax consequences depending on whether you are a Canadian taxable investor or a Canadian tax deferred account

     You should consider the tax consequences of investing in the Securities. See "Income Tax Considerations Applicable to Canadian Resident Investors" in this prospectus supplement. We recommend that a Canadian taxable investor not purchase the Notes because the Notes may be subject to the application of the interest accrual rules in the Act and that a Canadian RRSP, RRIF, DPSP or RESP not purchase the Warrants because of uncertainty regarding whether the Warrants will constitute a qualified investment under the Act. We do not expect that the Securities will be acquired by United States persons as that term is defined for purposes of the United States Internal Revenue Code of 1986, as amended. However, any United States person that does acquire Securities should review the discussion of tax considerations in the section entitled "United States Federal Income Tax Considerations" in this prospectus supplement.

You may not be able to effect service of process or enforce judgments obtained against us in Canada

     We are incorporated under the laws of Delaware, a foreign jurisdiction, and reside, and our principal assets are located, in the United States. It may not be possible therefore for you to effect service of process within Canada upon us in respect of actions under the Notes and Warrants. Although we have appointed ML Canada as our agent for service of process for certain securities law purposes in each of the provinces and territories of Canada, it may not be possible for you to collect from us judgments obtained in Canadian courts. Judgments against us may therefore have to be enforced in the United States and may be subject to additional defences as a result. In addition, all of our directors and officers reside outside Canada and most of their assets are located outside Canada. It may not be possible therefore for you to effect service of process within Canada upon our directors and officers or to collect from them judgments obtained in Canadian courts.

RISK FACTORS RELATING TO THE NOTES

Your yield may be lower than the yield on a standard debt security with a comparable term

     The amount you receive on your investment may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. for a comparable term. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your investment may result in a loss

     We will not repay you a fixed amount of principal at maturity equal to your initial investment in the Notes. The payment at maturity on the Notes will depend on the change in the value of the Regional Baskets. Because the value of the Regional Baskets is subject to market fluctuations with respect to both the Basket Indices and the exchange rates between the Canadian dollar and the Index Currencies, the amount you receive at maturity may be more or less, and possibly significantly less, than the principal amount per unit of the Notes, but will never be less than 20% of the principal amount per unit of the Notes.

Amounts payable on the Notes may be limited by applicable law

     New York State law governs the Indenture dated April 1, 1983, as amended and restated, between ML&Co. and JPMorgan Chase Bank, as trustee (the "Senior Indenture"), under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Notes in which US$2,500,000 or more has been invested.

     While we believe that New York law would be given effect by a U.S. state or federal court sitting outside of New York or a Canadian court, many other jurisdictions in the U.S. and Canada also have laws that regulate the amount of interest that may be charged to and paid by a borrower. Under the Criminal Code (Canada), a lender is prohibited from entering into an agreement or arrangement to receive interest at an effective annual rate of interest, calculated in accordance with generally accepted actuarial practices and principles, exceeding 60% of the credit advanced under the agreement or arrangement. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

RISK FACTORS RELATING TO THE WARRANTS

The Warrants are long-term options and may result in a loss

     Your Warrants will be automatically exercised for no additional consideration on the exercise date and are not exercisable at your option. You will receive a cash payment upon automatic exercise only if the Warrants have a Redemption Amount greater than zero on the date of exercise.

     The Warrants do not provide for a minimum repayment of the initial offering price on the exercise date. The payment on the exercise date will depend on the change in values of the Regional Baskets and the amount of the Adjustment Fee. Because the values of the Regional Baskets are subject to market fluctuations with respect to both the Basket Indices and the exchange rates between the Canadian dollar and the Index Currencies, the amount you receive on exercise may be less, and possibly significantly less, than the initial offering price of the Warrants.

     The initial public offering price of the Warrants may be greater than the price a commercial user of, or dealer in, options on the Basket Indices might pay for a comparable option involving significantly larger amounts.

Physical settlement of Warrants requires further agreement by you and ML&Co.

     A Warrant may be physically settled only if you and ML&Co. both agree. Even if ML&Co. agrees to the physical settlement of a Warrant in whole or in part, you will only be entitled to receive securities of one or more issuers that are MJDS eligible. Only securities of Canadian or U.S. incorporated issuers are capable of meeting the eligibility requirements for MJDS. Accordingly, we expect that none of the securities underlying the equity indices that comprise the European Regional Basket or the Asian Regional Basket will be MJDS eligible. Moreover, we also expect that many of the securities underlying the equity indices that comprise the North American Regional Basket will not be MJDS eligible.

Treatment of gains and losses has not been confirmed by an income tax ruling

     The practice of the Canada Revenue Agency is not to grant an advance income tax ruling on the characterization of items as capital gains or income and no advance ruling has been requested or obtained with respect to the treatment of the Warrants. If gains and losses realized by you upon the disposition of Warrants (including upon exercise on the exercise date) were required to be treated on income account rather than on capital account, your after-tax returns could be reduced.

                         DESCRIPTION OF THE SECURITIES

Description of the Notes

     ML&Co. will issue the Notes as a series of senior notes under the Senior Indenture, which is more fully described in the accompanying prospectus. The Notes will mature on August |X|, 2011.

     While at maturity a beneficial owner of a Note will receive an amount equal to the Redemption Amount, there will be no other payment of interest, periodic or otherwise. See " -- Payment" in this prospectus supplement.

     The Notes will not be subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the Notes, holders of the Notes may accelerate the maturity of the Notes, as described under "-- Events of Default and Acceleration" in this prospectus supplement and "Description of Notes -- Events of Default" in the accompanying prospectus.

     ML&Co. will issue the Notes in denominations of whole units each with a principal amount of $100 per unit and a minimum subscription of $2,000. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Canadian Depository for Securities Limited ("CDS"), or its nominee. Direct and indirect participants in CDS will record your ownership of the Notes. You should refer to the section "-- Depository" in this prospectus supplement.

     The Notes will not have the benefit of any sinking fund.

Description of the Warrants

     The Warrants will be issued in denominations of whole units, each with an original public offering price of $100 per unit and a minimum subscription of $2,000. The Warrants are contractual obligations governed by a Warrant Agreement (the "Warrant Agreement") dated August |X|, 2004, between ML&Co. and |X|, as Warrant Agent (the "Warrant Agent"). The following statements about the Warrants summarize the detailed provisions of the Warrant Agreement. Wherever we refer to particular provisions of the Warrant Agreement or its terms, those provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by those references.

     The Warrants constitute a call option in respect of the three Regional Baskets exercisable on the exercise date. The option is in respect of 44.45% of the Regional Basket which has performed the best over the term of the Warrants, 33.33% of the Regional Basket which has performed the second best over the term of the Warrants and 22.22% of the Regional Basket which has performed the third best over the term of the Warrants.

     You cannot exercise your Warrants before August |X|, 2011. The Warrants will be automatically exercised for no additional consideration on August |X|, 2011 or on an earlier date as described under "--Events of Default and Acceleration" in this prospectus supplement. On the exercise date you will be entitled to a cash settlement amount equal to the Redemption Amount or, in limited circumstances described below, to physical settlement.

     In the event of physical settlement of a Warrant on the exercise date, you will be entitled without payment of any further amount to receive securities which comprise the Regional Baskets having a value equal to the Redemption Amount, provided those securities are issued by one or more issuers that are MJDS eligible, that is, they satisfy the eligibility criteria under either: (1) section 3.1(c) of National Instrument 71-101 - The Multijurisdictional Disclosure System for U.S. issuers distributing securities in Canada, which requires that the issuer (i) is incorporated or organized under the laws of the United States or any state or territory of the United States or the District of Columbia, (ii) has a class of securities registered under section 12(b) or 12(g) of the U.S. Securities Exchange Act of 1934 (the "Exchange Act") or is required to file reports under section 15(d) of the Exchange Act, (iii) has filed with the U.S. Securities and Exchange Commission (the "SEC") all Exchange Act filings for a period of 12 calendar months, (iv) is not registered or required to be registered as an investment company under the Investment Company Act of 1940, (v) is not a commodity pool issuer, and
(vi) has an aggregate market value of the public float of its outstanding equity shares of U.S. $75 million or more; or (2) Form E-10 for Canadian issuers distributing securities in the United States under the U.S. multijurisdictional disclosure system, which requires that the issuer (i) be incorporated or organized under the laws of Canada or any Canadian province or territory, (ii) be a "foreign private issuer" (as defined under the Exchange Act), (iii) has been subject to the continuous disclosure requirements of any securities commission or equivalent regulatory authority in Canada for at least 12 calendar months immediately preceding the date thereof and (iv) has an aggregate market value of the public float of its outstanding equity shares of U.S. $75 million or more. A Warrant may be physically settled only if you and ML&Co. both agree. If ML&Co. agrees to physical settlement, it will provide notice to you of the terms of the physical settlement at least 60 days prior to the exercise date. ML&Co. may also indicate in the notice that it will agree to a combination of physical and cash settlement. The notice will indicate how you may accept the offer of physical settlement. In the event of cash settlement of a Warrant at its maturity, you will be entitled without payment of any further amount to receive a cash payment equal to the Redemption Amount. See " - Payment" in this prospectus supplement.

     The Warrants will be unsecured contractual obligations of ML&Co. and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the Warrant holders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of certain exchanges and other regulatory bodies.

Payment

     On August |X|, 2011, a beneficial owner of a Security will be entitled to receive the Redemption Amount for each unit of Notes and for each unit of Warrants exercised under the cash settlement option. The Redemption Amount to which you will be entitled will be denominated in Canadian dollars and will be equal to the product of $100 and the weighted average of the performance of the three Regional Baskets over the term of the Securities determined in Canadian dollars (as more fully described herein), less the Adjustment Fee. In the case of the Notes, the Redemption Amount will not be less than $20 per unit. The weighting factors will be 44.45%, 33.33% and 22.22% for the best performing, second best performing and third best performing Regional Baskets, respectively, over the term of the Securities. Accordingly, the performance of each Regional Basket will not affect the Redemption Amount equally, but instead, 44.45% of the Redemption Amount will be based on the Regional Basket that performs the best over the term of the Securities, 33.33% of the Redemption Amount will be based on the Regional Basket that performs second best over the term of the Securities and 22.22% of the Redemption Amount will be based on the Regional Basket that performs third best over the term of the Securities.

     For each Basket Index, the "Starting Value" will equal the closing value for that Basket Index multiplied by the then current exchange rate between the Canadian dollar and the relevant Index Currency, each as determined on the Pricing Date.

     For each Basket Index, the "Ending Value" means the average, arithmetic mean of the values of that Basket Index determined on each of the ten Calculation Days during the Calculation Period multiplied by the then current exchange rate between the Canadian dollar and the relevant Index Currency. If there are fewer than ten Calculation Days, then the Ending Value will equal the average, arithmetic mean, of the closing values of the Basket Index on those Calculation Days. If there is only one Calculation Day, then the Ending Value will equal the closing value of the Basket Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Basket Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as defined below under "-- Adjustments to the Basket; Market Disruption Events" in this prospectus supplement) on that scheduled Index Business Day.

     The "Calculation Period" means the period from and including the thirteenth scheduled Index Business Day prior to the maturity date or exercise date, as the case may be, to and including the third scheduled Index Business Day prior to the maturity date or exercise date.

     A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

     An "Index Business Day" means, for each Basket Index, a day on which the Basket Index or any successor index is calculated and published.

     The "Adjustment Fee" will be calculated for each calendar day and accrue over the term of the Securities at an annual rate of 1.0% of the amount that would be the Redemption Amount for the Securities on that calendar day (determined without regard to the Adjustment Fee) if that calendar day was the maturity date or exercise date, as the case may be. The Adjustment Fee will accrue to the benefit of ML&Co.

     The "Index Calculation Agent", with respect to the S&P 500 Index and the S&P/ASX 200 Index, will be Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's" or "S&P"), with respect to the Dow Jones EURO STOXX 50 Index, will be STOXX Limited ("STOXX"), with respect to the FTSE 100 Index, will be FTSE International Limited ("FTSE"), with respect to the Nikkei 225 Index, will be Nihon Keizai Shimbun ("NKS"), and with respect to the MSCI Hong Kong Index, will be Morgan Stanley Capital International Inc. ("MSCI").

     For purposes of determining the Redemption Amount, the exchange rate between the Canadian dollar and each Index Currency will be the amount of the relevant Index Currency (expressed as the number of that Index Currency or part thereof) for which one Canadian dollar could be purchased as quoted at 12:00 noon (Toronto time) by the Bank of Canada on the applicable Bloomberg page (or its successor page for the purpose of displaying that rate) on each Calculation Day in respect of all Index Currencies. In the event that the applicable Bloomberg page (or successor page) should not be available or no rate is quoted on that page on a Calculation Day at the applicable time, the exchange rate will be the rate of exchange as determined by the Calculation Agent.

     All determinations made by the Calculation Agent and each Index Calculation Agent shall be at its sole discretion and, absent manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Securities. Whenever the Calculation Agent is required to act, it will do so in good faith using its reasonable judgment.

Formula for Calculation of Redemption Amount

     The Redemption Amount for a Security will be determined by the Calculation Agent in accordance with the following formula (provided that in no event will the Redemption Amount of a Note be less than $20.00):

     $100 x [W1P1+ W2P2 + W3P3] - AF

     Where:

     W1 is the weighting of the best performing Regional Basket over the term of the Securities (after giving effect to the conversion of the Regional Basket into Canadian dollars) which will be equal to 44.45%.

     W2 is the weighting of the second best performing Regional Basket over the term of the Securities (after giving effect to the conversion of the Regional Basket into Canadian dollars) which will be equal to 33.33%.

     W3 is the weighting of the third best performing Regional Basket over the term of the Securities (after giving effect to the conversion of the Regional Basket into Canadian dollars) which will be equal to 22.22%.

     P1 is the performance of the best performing Regional Basket.

     P2 is the performance of the second best performing Regional Basket.

     P3 is the performance of the third best performing Regional Basket.

     AF is the Adjustment Fee.

     The performance of the North American Regional Basket is:

          IE1
          ---
          IS1

     The performance of the European Regional Basket is:

         [   60%   x   IE2  ]     [  40%   x  IE3  ]
         [             ---  ]  +  [           ---  ]
         [             IS2  ]     [           IS3  ]

     The performance of the Asian Regional Basket is:

         [   55%   x   IE4  ]     [  35%   x  IE5] ]     [  10%   x  IS6  ]
         [             ---  ]  +  [           ---  ]  +  [           ---  ]
         [             IS4  ]     [           IS5  ]     [           IE6  ]

     The Index Values are:

     ISi is the Starting Value of Indexi.

     IEi is the Ending Value of Indexi.

     The underlying equity indices are:

     Index1 = S&P 500 Index

     Index2 = Dow Jones EURO STOXX 50 Index

     Index3 = FTSE 100 Index

     Index4 = Nikkei 225 Index

     Index5 = MSCI Hong Kong Index

     Index6 = S&P/ASX 200 Index

Adjustments to the Basket; Market Disruption Events

     If at any time S&P, STOXX, FTSE, NKS or MSCI (each an "Index Publisher") makes a material change in the formula for or the method of calculating its respective Basket Index or in any other way materially modifies such Basket Index so that the Basket Index does not, in the opinion of the Calculation Agent, fairly represent the value of such Basket Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value of the Basket is to be calculated, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to such Basket Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Basket Index, as so adjusted. Accordingly, if the method of calculating a Basket Index is modified so that the value of the Basket Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent shall make appropriate adjustments to the Basket Index in order to arrive at a value of the Basket Index as if it had not been modified, e.g., as if a split had not occurred.

     "Market Disruption Event" means either of the following events as determined by the Calculation Agent:

     (A) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, in 20% or more of the stocks which then comprise a Basket Index or any successor index; or

     (B) the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the applicable Basket Index, or any successor index.

     For the purpose of the above definition:

     (1) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

     (2) a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the relevant exchange will constitute a Market Disruption Event;

     (3) a decision to permanently discontinue trading in the relevant futures or options contracts related to the applicable Basket Index, or any successor index, will not constitute a Market Disruption Event;

     (4) a suspension in trading in a futures or options contract on the applicable Basket Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in futures or options contracts related to that index; and

     (5) an absence of trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

Discontinuance of the Basket Indices

     If an Index Publisher discontinues publication of its respective Basket Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to that Basket Index (a "successor index"), then, upon the Calculation Agent's notification of its determination to the indenture trustee, the Warrant Agent and ML&Co., the Calculation Agent will substitute the successor index as calculated by the Index Publisher or any other entity for the Basket Index and calculate the Ending Value as described above under "--Payment". Upon any selection by the Calculation Agent of a successor index, ML&Co. shall cause notice to be given to holders of the Securities.

     In the event that an Index Publisher discontinues publication of its respective Basket Index and:

     o    the Calculation Agent does not select a successor index, or

     o    the successor index is no longer published on any of the Calculation
          Days,

the Calculation Agent will compute a substitute value for the Basket Index in accordance with the procedures last used to calculate the Basket Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a value as a substitute for the Basket Index as described below, the successor index or value will be used as a substitute for the Basket Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

     If an Index Publisher discontinues publication of its respective Basket Index before the Calculation Period and the Calculation Agent determines that no successor index is available at that time, then on each business day until the earlier to occur of:

     o    the determination of the Ending Value, and

     o a determination by the Calculation Agent that a successor index is available,

the Calculation Agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in the national edition of a major English language Canadian newspaper and a French language newspaper of general circulation in the Province of Quebec, and arrange for information with respect to these values to be made available by telephone.

     For the purposes of the foregoing, a "business day" is any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in London are authorized or required by law, regulation or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits.

     Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index may adversely affect trading in, or the trading value of, the Securities.

Events of Default and Acceleration

     In case an Event of Default (as described under "Description of Notes -- Events of Default" in the accompanying prospectus) with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each Note, will be equal to the Redemption Amount, calculated as though the date of early repayment were the stated maturity date of the Notes. See "--Payment" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the holder of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Notes.

     In case an Event of Default (as described under "Description of Index Warrants -- Events of Default" in the accompanying prospectus) with respect to any Warrants has occurred and is continuing, the amount payable to a beneficial owner of a Warrant upon any acceleration permitted by the Warrants, with respect to each Warrant, will be equal to the Redemption Amount, calculated as though the date of early repayment were the stated exercise date of the Warrants. See "--Payment" and "--Description of the Warrants" in this prospectus supplement.

Depository

     Book-Entry Only Securities

     Upon issuance, the Securities will be issued in book-entry form and will be represented by fully registered global certificates ("Global Certificates"). Each Global Certificate will be held by, or on behalf of, CDS or such other entity designated in writing by ML&Co. to act as depository. The Global Certificates will be registered in the name of CDS or its nominee. Except as described under "-- Exchange for Securities in Certificated Form" in this prospectus supplement, no Global Certificate may be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository, or another nominee of the depository, or by the depository or any such nominee to a successor of the depository, or a nominee of the successor.

     Ownership of the Securities will be constituted through beneficial interests in the Global Certificates, and will be represented through book-entry accounts of institutions, as direct and indirect participants of the depository, acting on behalf of the beneficial owners of these Securities. Each purchaser of a Security represented by a Global Certificate will receive a customer confirmation of purchase from the selling agent from whom the Securities are purchased in accordance with practices and procedures of that selling agent.

     CDS Procedures

     The following is based on information provided by CDS:

     Upon the issuance by ML&Co. of Securities represented by Global Certificates, the depository will credit, on its book-entry registration and transfer system, the respective principal amount of the Notes and public offering price of the Warrants represented by such Global Certificates to the accounts of its participants. The accounts to be credited will be designated by the Agents. Ownership of beneficial interests in a Global Certificate will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in Securities represented by Global Certificates will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depository (with respect to interests of participants in the depository), or by participants in the depository or persons that may hold interests through these participants (with respect to persons other than participants in the depository).

     So long as CDS or its nominee is the registered owner of the Global Certificates, CDS or its nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by these Global Certificates. Except as provided below, owners of beneficial interests in Securities represented by these Global Certificates will not be entitled to have Securities represented by these Global Certificates registered in their names, will not receive or be entitled to receive physical delivery of Securities in definitive form and will not be considered the registered owners or holders thereof.

     Accordingly, each person owning a beneficial interest in a Global Certificate must rely on the procedures of the depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under a Global Certificate. ML&Co. understands that under existing policies of the depository and industry practices, if ML&Co. requests any action of holders or if an owner of a beneficial interest in a Global Certificate desires to give any notice or take any action which a holder is entitled to give or take under a Global Certificate, the depository would authorize the participants holding the relevant beneficial interests to give that notice or take that action. Any beneficial owner that is not a participant must rely on the contractual arrangements it has directly, or indirectly through its financial intermediary, with a participant to give that notice or take that action.

     Payments of the Redemption Amount on the Securities represented by a Global Certificate registered in the name of the depository or its nominee will be made by ML&Co. (or a paying agent, if specified by ML&Co.) to the depository or its nominee, as the case may be, as the registered owner of the Global Certificates. None of ML&Co., the paying agent (if any) or any other agent of ML&Co. will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Certificate or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. Except in the circumstance described in the following paragraph, ML&Co. expects that the depository or its nominee, upon receipt of any payment of the Redemption Amount on a Global Certificate will immediately credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in the principal amount of beneficial interests in such Global Certificate as shown on the records of the depository. ML&Co. also expects that payments by participants to owners of beneficial interests in a Global Certificate will be governed by standing customer instructions and customary practices as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of those participants.

Exchange for Securities in Certificated Form

     If an Event of Default has occurred or CDS is at any time unwilling or unable to continue as depository for the Securities and a successor depository is not appointed by ML&Co. within 60 days, ML&Co. will issue certificated Securities in exchange for all outstanding Global Certificates. In addition, ML&Co. may at any time determine not to have Securities represented by Global Certificates and, in that event, will issue certificated Securities in exchange for all Global Certificates. In either instance, an owner of a beneficial interest in a Global Certificate will be entitled to have certificated Securities registered in its name and will be entitled to physical delivery of those certificated Securities. Those certificated Securities will be registered in such name or names as the depository will instruct ML&Co. or its paying agent. It is expected that those instructions may be based upon directions received by the depository from participants with respect to beneficial interests in those Global Certificates. Certificated Securities so issued will be issued in such denominations as ML&Co. may determine from time to time and will be issued in registered form only. No service charge will be made for any transfer or exchange of certificated Securities, but ML&Co. may require payment of a sum sufficient from the beneficial owner to cover any tax or other governmental charge payable in connection therewith.

CDS

     CDS was incorporated in 1970 and is Canada's national securities clearing and depository services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies and may include the Agents and some of the selling agents. Access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests, including cash distributions, in securities held by CDS may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.

     CDS is a private corporation, owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on both the Toronto and Montreal stock exchanges and also clears a substantial volume of "over the counter" trading in equities and bonds.

                             THE REGIONAL BASKETS

     The Regional Baskets are designed to allow investors to participate in the movement of the values of the Basket Indices based on the weighting of the Basket Indices in their respective Regional Baskets expressed in Canadian dollars, over the term of the Securities. The Regional Baskets and the related Basket Indices are described in the sections below.

     The Index Publishers have no obligations relating to the Securities or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Securities into consideration for any reason. Index Publishers will not receive any of the proceeds of the offering of the Securities and are not responsible for, and have not participated in, the offering of the Securities and are not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Securities.

The North American Regional Basket

     The North American Regional Basket will consist of a 100% weighting to the S&P 500 Index, which is denominated in U.S. dollars.

The S&P 500 Index

     Standard & Poor's publishes the S&P 500 Index. The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement in the United States. The calculation of the value of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 9, 2004, 424 companies or 84.80% of the market capitalization of the S&P 500 Index traded on the New York Stock Exchange; 74 companies or 14.80% of the market capitalization of the S&P 500 Index traded on The Nasdaq Stock Market; and two companies or 0.40% of the market capitalization of the S&P 500 Index traded on the American Stock Exchange. Standard & Poor's chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor's Stock Guide Database, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index with the percentage weight of the companies currently included in each group indicated in parentheses: Consumer Discretionary (11.08%), Consumer Staples (11.10%), Energy (6.59%), Financials (20.39%), Health Care (13.27%),
Industrials (11.42%), Information Technology (17.12%), Materials (2.94%), Telecommunication Services (3.40%) and Utilities (2.69%). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

Computation of the S&P 500 Index

     Standard & Poor's currently computes the S&P 500 Index as of a particular time as follows:

     (a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

     (b) the market values of all component stocks as of that time are aggregated;

     (c) the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

     (d) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

     (e) the current aggregate market value of all component stocks is divided by the base value; and

     (f)  the resulting quotient, expressed in decimals, is multiplied by ten.

     While Standard & Poor's currently employs the above methodology to calculate the S&P 500 Index, no assurance can be given that Standard & Poor's will not modify or change this methodology in a manner that may affect the Redemption Amount payable to holders of the Securities upon maturity or otherwise.

     Standard & Poor's adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor's to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

     o    the issuance of stock dividends;

     o the granting to shareholders of rights to purchase additional shares of stock;

     o the purchase of shares by employees pursuant to employee benefit plans;

     o    consolidations and acquisitions;

     o the granting to shareholders of rights to purchase other securities of the issuer;

     o the substitution by Standard & Poor's of particular component stocks in the S&P 500 Index; and

     o    other reasons.

     In these cases, Standard & Poor's first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                            (New Market Value)
           Old Base Value x (----------------)= New Base Value
                            (Old Market Value)

     The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500 Index.

Historical Data on the S&P 500 Index

     The following graph sets forth the closing values of the S&P 500 Index on the last business day of each year from 1947 through 2003, as published by Standard & Poor's. The historical performance of the S&P 500 Index should not be taken as an indication of future performance of the S&P 500 Index, and no assurance can be given that the value of the S&P 500 Index will not decline and thereby reduce or, in the case of the Warrants, eliminate the Redemption Amount which may be payable to holders of the Securities.

                              [GRAPHIC OMITTED]

The following table sets forth the value of the S&P 500 Index at the end of each month, in the period from January 1996 through June 2004. These historical data on the S&P 500 Index are not indicative of the future performance of the S&P 500 Index or what the value of the Securities may be. Any historical upward or downward trend in the value of the S&P 500 Index during any period set forth below is not any indication that the S&P 500 Index is more or less likely to increase or decrease at any time during the term of the Securities.



                     1996       1997        1998       1999      2000        2001       2002      2003      2004
                   --------    ------    ---------  ----------   ----     ---------- --------- ---------- -------
January..........   636.02     786.16      980.28   1,279.64   1,394.46   1,366.01   1,130.20    855.70   1,131.13
February.........   640.43     790.82    1,049.34   1,238.33   1,366.42   1,239.94   1,106.73    841.15   1,144.94
March............   645.50     757.12    1,101.75   1,286.37   1,498.58   1,160.33   1,147.39    848.18   1,126.21
April............   654.17     801.34    1,111.75   1,335.18   1,452.43   1,249.46   1,076.92    916.92   1,107.30
May..............   669.12     848.28    1,090.82   1,301.84   1,420.60   1,255.82   1,067.14    963.59   1,120.68
June.............   670.63     885.14    1,133.84   1,372.71   1,454.60   1,224.42    989.82     974.50   1,140.84
July.............   639.95     954.29    1,120.67   1,328.72   1,430.83   1,211.23    911.62     990.31
August...........   651.99     899.47      957.28   1,320.41   1,517.68   1,133.58    916.07   1,008.01
September........   687.31     947.28    1,017.01   1,282.71   1,436.51   1,040.94    815.28     995.97
October..........   705.27     914.62    1,098.67   1,362.93   1,429.40   1,059.78    885.76   1,050.71
November.........   757.02     955.40    1,163.63   1,388.91   1,314.95   1,139.45    936.31   1,058.20
December.........   740.74     970.43    1,229.23   1,469.25   1,320.28   1,148.08    879.82   1,111.92


     The following graph sets forth the performance of the S&P 500 Index at the end of each month, in the period from January 1999 through June 2004, as presented in the table above. Past movements of the S&P 500 Index are not necessarily indicative of the future S&P 500 Index values. On July 9, 2004, the closing value of the S&P 500 Index was 1,107.93.

                               [OBJECT OMITTED]
License Agreement

     S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some securities, including the Notes and the Warrants, and ML&Co. is an authorized sublicensee of MLPF&S.

     The license agreement between S&P and MLPF&S provides that the following language must be stated in this prospectus supplement:

     "S&P, S&P 500 and Standard & Poor's are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by MLPF&S and ML&Co."

     "The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to MLPF&S and ML&Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the Securities. S&P has no obligation to take the needs of ML&Co. or the holders of the Securities into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Securities, prices at which the Securities are to initially be sold, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities."

     " S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGE (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES."

Historical data on the Canadian dollar/U.S. dollar exchange rate

     The S&P 500 Index is denominated in U.S. dollars and, as a result, the Ending Value that will be calculated for the S&P 500 Index will be affected by changes in the exchange rate between the Canadian dollar and the U.S. dollar. The following table sets forth the historical Canadian dollar/U.S. dollar exchange rates (expressed as the number of U.S. dollars for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004. Any upward or downward trend in the value of the Canadian dollar against the U.S. dollar during any period set forth below is not any indication that the Canadian dollar is more or less likely to increase or decrease in value against the U.S. dollar at any time during the term of the Securities.



                                                Monthly Closing Values
                                                ----------------------
                        1999          2000         2001          2002         2003           2004
                    ------------  ------------ ------------  ------------ ------------  ---------
January...........    0.662032     0.690655      0.667646     0.629287      0.658111     0.754603
February..........    0.662471     0.689798      0.650872     0.624376      0.673582     0.749513
March.............    0.663878     0.690226      0.634679     0.626999      0.681570     0.763767
April.............    0.686577     0.675767      0.651466     0.637918      0.699252     0.728757
May...............    0.678702     0.668226      0.650195     0.654493      0.731743     0.734053
June..............    0.683480     0.675265      0.660371     0.659065      0.742556     0.754600
July..............    0.663746     0.672812      0.652103     0.631233      0.712099
August............    0.669927     0.679348      0.644662     0.641643      0.721241
September.........    0.681570     0.665247      0.633232     0.630199      0.739590
October...........    0.679995     0.656297      0.629564     0.641684      0.757691
November..........    0.678518     0.650660      0.635728     0.638855      0.768758
December..........    0.691515     0.667067      0.627746     0.636213      0.771010


     The following graph sets forth the historical Canadian dollar/U.S. dollar exchange rates (expressed as the number of U.S. dollars for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004 set forth in the table above. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

                      [GRAPHIC OMITTED]

The European Regional Basket

     The European Regional Basket will consist of a 60% weighting to the Dow Jones EURO STOXX 50 Index, which is denominated in euros, and a 40% weighting to the FTSE 100 Index, which is denominated in British pounds.

The European Regional Basket Indices

The Dow Jones EURO STOXX 50 Index

     The Dow Jones EURO STOXX 50 Index was created by STOXX, a joint venture founded by SWX Group, Deutsche Borse AG and Dow Jones & Company, Inc. ("Dow Jones"). Publication of the Dow Jones EURO STOXX 50 Index began on February 26, 1998, based on an initial value of the Dow Jones EURO STOXX 50 Index of 1,000 at December 31, 1991.

     The Dow Jones EURO STOXX 50 Index is currently calculated by: (i) multiplying the per share price of each underlying security by the number of free-float adjusted outstanding shares (and, if the stock is not quoted in euros, then multiplied by the related country currency and an exchange factor which reflects the exchange rate between the related country currency and the euro); (ii) calculating the sum of all these products (the "Index Aggregate Market Capitalization"); and (iii) dividing the Index Aggregate Market Capitalization by a divisor which represents the Index Aggregate Market Capitalization on the base date of the Dow Jones EURO STOXX 50 Index and which can be adjusted to allow changes in the issued share capital of individual underlying securities, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits, to be made without distorting the Dow Jones EURO STOXX 50 Index. Because of this capitalization weighting, movements in share prices of the underlying securities of companies with relatively greater market capitalization will have a greater effect on the value of the entire Dow Jones EURO STOXX 50 Index than will movements in share prices of the underlying securities of companies with relatively smaller market capitalization.

     The composition of the Dow Jones EURO STOXX 50 Index is reviewed annually, and changes are implemented on the third Friday in September, using market data from the end of August as the basis for the review process. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made to ensure that the Dow Jones EURO STOXX 50 Index includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made entirely by STOXX without consultation with the corporations represented in the Dow Jones EURO STOXX 50 Index or ML&Co. The Dow Jones EURO STOXX 50 Index is also reviewed on an ongoing basis, and a change in the composition of the Dow Jones EURO STOXX 50 Index may be necessary if there have been extraordinary events for one of the issuers of the underlying securities, e.g., delisting, bankruptcy, merger or takeover. In these cases, the event is taken into account as soon as it is effective. The underlying securities may be changed at any time for any reason. Neither STOXX nor any of its founders is affiliated with ML&Co. nor have they participated in any way in the creation of the Securities.

     ML&Co. or its affiliates may presently or from time to time engage in business with the publishers, owners, founders or creators of the Dow Jones EURO STOXX 50 Index or any of its successors or one or more of the issuers of the underlying securities, including extending loans to, making equity investments in or providing advisory services, including merger and acquisition advisory services, to the publishers, their successors, founders or creators or to any of the issuers. In the course of business with issuers, ML&Co. or its affiliates may acquire non-public information with respect to the issuers. ML&Co. may also act as market maker for the common stocks of the issuers. ML&Co. does not make any representation to any purchaser of the Securities with respect to any matters whatsoever relating to any of the publishers, their successors, founders or creators or to any of the issuers. Any prospective purchaser of the Securities should undertake an independent investigation of the issuers of the underlying securities and with respect to the competency of its publisher to formulate and calculate the Dow Jones EURO STOXX 50 Index as in its judgment is appropriate to make an informed decision with respect to an investment in either of the Securities. The composition of the Dow Jones EURO STOXX 50 Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

     A representative of an affiliate of ML&Co. may from time to time be a member of the STOXX Limited Advisory Committee. STOXX states in its Guide to the Dow Jones STOXX Indexes that STOXX's Advisory Committee advises the Supervisory Board on matters relating to the Dow Jones EURO STOXX 50 Index. This advisory committee proposes changes in the composition of the Dow Jones EURO STOXX 50 Index to the Supervisory Board and makes recommendations with respect to the accuracy and transparency of the index computation. Decisions on the composition and changes in the Dow Jones EURO STOXX 50 Index are reserved to the Supervisory Board.

License Agreement

     STOXX and ML&Co. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of the right to use the Dow Jones EURO STOXX 50 Index, which is owned and published by STOXX, in connection with certain securities, including the Notes and the Warrants.

     The license agreement between STOXX and ML&Co. provides that the following language must be set forth in this prospectus supplement:

     "The Dow Jones EURO STOXX 50 Index is proprietary and copyrighted material. The Dow Jones EURO STOXX 50 Index and the related trademarks have been licensed for certain purposes by ML&Co."

     "STOXX, Dow Jones and Dow Jones EURO STOXX 50 Index are trademarks of Dow Jones & Company, Inc. and have been licensed for use."

     "STOXX and Dow Jones have no relationship to ML&Co., other than the licensing of the Dow Jones EURO STOXX 50 Index and the related trademarks for use in connection with the Securities. STOXX and Dow Jones do not:

     o    Sponsor, endorse, sell or promote the Securities.

     o Recommend that any person invest in the Securities or any other securities.
     o Have any responsibility or liability for or make any decisions about the timing, amount or pricing of Securities. Have any responsibility or liability for the administration, management or marketing of the Securities.
     o Consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so."

-------------------------------------------------------------------------------

STOXX and Dow Jones will not have any liability in connection with the Securities. Specifically,

o STOXX and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:
     o The results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the Dow Jones EURO STOXX 50 Index and the data included in the Dow Jones EURO STOXX 50 Index;
     o    The accuracy or completeness of the Dow Jones EURO STOXX 50 Index;
          or
     o The merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50 Index and its data;
o STOXX and Dow Jones will have no liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50 Index or its data; and
o Under no circumstances will STOXX or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.

The licensing agreement between ML&Co. and STOXX is solely for their benefit and not for the benefit of the beneficial owners of the Securities or any other third parties.
-------------------------------------------------------------------------------

Historical Data on the Dow Jones EURO STOXX 50 Index

     The following table sets forth the value of the Dow Jones EURO STOXX 50 Index at the end of each month in the period from January 1999 through June 2004. These historical data on the Dow Jones EURO STOXX 50 Index are not necessarily indicative of the future performance of the Dow Jones EURO STOXX 50 Index or what the value of the Securities may be. Any historical upward or downward trend in the level of the Dow Jones EURO STOXX 50 Index during any period set forth below is not an indication that the Dow Jones EURO STOXX 50 Index is more or less likely to increase or decrease at any time during the term of the Securities.


                        1999       2000       2001        2002        2003       2004
                      --------  --------- ----------   ---------   ---------  ---------
January........       3,547.15   4,684.48   4,779.90    3,670.26    2,248.17   2,839.13
February.......       3,484.24   5,182.62   4,318.88    3,624.74    2,140.73   2,893.18
March..........       3,559.86   5,249.55   4,185.00    3,784.05    2,036.86   2,663.32
April..........       3,757.87   5,303.95   4,525.01    3,574.23    2,324.23   2,707.69
May............       3,629.46   5,200.89   4,426.24    3,425.79    2,330.06   2,669.36
June...........       3,788.66   5,145.35   4,243.91    3,133.39    2,419.51   2,687.68
July...........       3,638.62   5,122.80   4,091.38    2,685.79    2,519.79
August.........       3,769.14   5,175.12   3,743.97    2,709.29    2,556.71
September......       3,669.71   4,915.18   3,296.66    2,204.39    2,395.87
October........       3,922.91   5,057.46   3,478.63    2,518.99    2,575.04
November.......       4,314.38   4,790.08   3,658.27    2,656.85    2,630.47
December.......       4,904.46   4,772.39   3,806.13    2,386.41    2,760.66


     The following graph sets forth the historical performance of the Dow Jones EURO STOXX 50 Index presented in the preceding table. Past movements of the Dow Jones EURO STOXX 50 Index are not necessarily indicative of the future Dow Jones EURO STOXX 50 Index values. On July 9, 2004, the closing value of the Dow Jones EURO STOXX 50 was 2,655.89.

                               [GRAPHIC OMITTED]

Historical data on the Canadian dollar/euro exchange rate

     The Dow Jones EURO STOXX 50 Index is denominated in euros and, as a result, the Ending Value that will be calculated for the Dow Jones EURO STOXX 50 Index will be affected by changes in the exchange rate between the Canadian dollar and the euro. The following table sets forth the historical Canadian dollar/euro exchange rates (expressed as the number of euros for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004. Any upward or downward trend in the value of the Canadian dollar against the euro during any period set forth below is not any indication that the Canadian dollar is more or less likely to increase or decrease in value against the euro at any time during the term of the Securities.


                                         Monthly Closing Values
                                         ----------------------
                    1999        2000        2001        2002        2003        2004
                 ---------   ---------   ---------   ---------   ---------   ---------
January........  0.5826827   0.7115412   0.7130633   0.7323325   0.6112096   0.6047777
February.......  0.6006728   0.7152053   0.7043742   0.7183908   0.6232471   0.5999160
March..........  0.6165608   0.7223346   0.7239033   0.7192692   0.6242977   0.6201935
April..........  0.6495615   0.7410152   0.7339988   0.7082153   0.6251954   0.6083095
May............  0.6511688   0.7124029   0.7687577   0.7005745   0.6210409   0.6019745
June...........  0.6607202   0.7081150   0.7768800   0.6646285   0.6445791   0.6150800
July...........  0.6196555   0.7259528   0.7441584   0.6459114   0.6334727
August.........  0.6340350   0.7651695   0.7064641   0.6531252   0.6569007
September......  0.6372674   0.7534092   0.6948787   0.6386104   0.6345178
October........  0.6445791   0.7733952   0.6991540   0.6479622   0.6538512
November.......  0.6724497   0.7461016   0.7093708   0.6425496   0.6409024
December.......  0.6872852   0.7078644   0.7057163   0.6064281   0.6122199


     The following graph sets forth the historical Canadian dollar/euro exchange rates (expressed as the number of euros for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004 set forth in the table above. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

                               [GRAPHIC OMITTED]

The FTSE 100 Index

     The FTSE 100 Index is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange. The FTSE 100 Index is designed to measure the performance of the largest blue chip companies in the UK market.

     The FTSE 100 Index represents approximately 80% of the total UK market capitalization and is suitable as the basis for investment products, such as derivatives and exchange-traded funds. The FTSE 100 Index was developed with a base level of 1000 as of January 3, 1984 and is reviewed quarterly by an independent committee in March, June, September and December. The FTSE 100 Index is calculated throughout the day, from 8:00 a.m. to 4:30 p.m. (London time) with values published every 15 seconds on major data vendors.

     The FTSE 100 Index represents the largest capitalized companies in the FTSE All-Share Index. The FTSE All-Share Index is composed of the FTSE 100 Index, FTSE 250 Index (combined to form the FTSE 350 Index) and the FTSE Smallcap Index. The FTSE All-Share Index represents approximately 98% of the total UK equity market.

     The indices are continuously monitored for corporate actions such as initial public offerings, mergers and takeovers, spin-offs, etc. and resulting shares in issue changes are adjusted when an aggregate change of 1% or more has been reached. The indices are free float adjusted for restricted holdings such as trade investments, significant long-term holdings, employee share schemes, government holdings and/or other portfolio investments subject to lock-in clauses. The liquidity screen stipulates that a security must turnover at least 0.5% of its shares in issue, after the application of any free float restrictions, per month in at least ten of the twelve months prior to the annual review by the independent committee.

     An independent steering committee keeps the FTSE 100 Index under quarterly review. It adds and deletes stocks from the FTSE 100 Index based on the current market capitalization of their issuers. Changes in the constituent companies are kept to a minimum in order to reduce turnover in the index. A company will usually be replaced only if it has fallen below 110th in ranking and if the replacement company has moved into the top 90, in terms of market capitalization. At all times there is a reserve list of companies ready to fill any vacancy in the FTSE 100 Index.

License Agreement

     FTSE International Limited ("FTSE"), as licensee of the London Stock Exchange Limited and The Financial Times Limited, and Merrill Lynch International ("MLI") have entered into a non-exclusive license agreement providing for the license to MLI, in exchange for a fee, of the right to use certain indices calculated by FTSE, in connection with the issuance and marketing of securities, including the Notes and the Warrants, and ML&Co. is an authorized sublicensee of MLI.

     The license agreement provides the following information must be set forth in this prospectus supplement:

     "The Securities are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited ("FTSE") or by The London Stock Exchange Limited ("Exchange") or by The Financial Times Limited ("FT") and neither FTSE or the Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index (the "Index") and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated solely by FTSE. However, neither FTSE or Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the Index and neither the Exchange or FT shall be under any obligation to advise any person of any error therein."

     "FTSE(TM)" is a trademark of London Stock Exchange Limited and The Financial Times Limited and is used by FTSE International Limited under license."

     "The FTSE 100 is calculated by FTSE International Limited in conjunction with the Institute of Actuaries. FTSE International Limited accepts no liability in connection with the trading of any products on the FTSE 100 Index."

     "All copyright in the index values and constituent list vest in FTSE International Limited. ML&Co. has obtained full license from FTSE
International Limited to use such rights in the creation of this product."

Historical Data on the FTSE 100 Index

     The following table sets forth the value of the FTSE 100 Index at the end of each month in the period from January 1999 through June 2004. These historical data on the FTSE 100 Index are not necessarily indicative of the future performance of the FTSE 100 Index or what the value of the Securities may be. Any historical upward or downward trend in the level of the FTSE 100 Index during any period set forth below is not an indication that the FTSE 100 Index is more or less likely to increase or decrease at any time during the term of the Securities.


                   1999         2000        2001        2002        2003        2004
                  -------     -------     -------     -------     -------     -------
January.......    5,896.0     6,268.5     6,297.5     5,164.8     3,567.4     4,390.7
February......    6,175.1     6,232.6     5,917.9     5,101.0     3,655.6     4,492.2
March.........    6,295.3     6,540.2     5,633.7     5,271.8     3,613.3     4,385.7
April.........    6,552.2     6,327.4     5,966.9     5,165.6     3,926.0     4,489.7
May...........    6,226.2     6,359.3     5,796.1     5,085.1     4,048.1     4,430.7
June..........    6,318.5     6,312.7     5,642.5     4,656.4     4,031.2     4,464.1
July..........    6,231.9     6,365.3     5,529.1     4,246.2     4,157.0
August........    6,246.4     6,672.7     5,345.0     4,227.3     4,161.1
September.....    6,029.8     6,294.2     4,903.4     3,721.8     4,091.3
October.......    6,255.7     6,438.4     5,039.7     4,039.7     4,287.6
November......    6,597.2     6,142.2     5,203.6     4,169.4     4,342.6
December......    6,930.2     6,222.5     5,217.4     3,940.4     4,476.9


     The following graph sets forth the historical performance of the FTSE 100 Index presented in the preceding table. Past movements of the FTSE 100 Index are not necessarily indicative of the future FTSE 100 Index values. On July 9, 2004, the closing value of the FTSE 100 Index was 4,393.20.

                               [GRAPHIC OMITTED]

Historical data on the Canadian dollar/British pound rate

     The FTSE 100 Index is denominated in British pounds and, as a result, the Ending Value that will be calculated for the FTSE 100 Index will be affected by changes in the exchange rate between the Canadian dollar and the British pound. The following table sets forth the historical Canadian dollar/British pound exchange rates (expressed as the number of British pounds for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004. Any upward or downward trend in the value of the Canadian dollar against the British pound during any period set forth below is not any indication that the Canadian dollar is more or less likely to increase or decrease in value against the British pound at any time during the term of the Securities.


                                        Monthly Closing Values
                                        ----------------------
                   1999        2000        2001        2002         2003        2004
                 -------     -------     -------      ------      -------     -------
January.......   0.40246     0.42728     0.45591      0.44601     0.39949     0.41382
February......   0.41283     0.43697     0.45025      0.44061     0.42838     0.40111
March.........   0.41200     0.43363     0.44833      0.43946     0.43068     0.41375
April.........   0.42657     0.43563     0.45490      0.43762     0.43743     0.40987
May...........   0.42350     0.44512     0.45836      0.44918     0.44701     0.40059
June..........   0.43324     0.44539     0.46614      0.42946     0.44873     0.41225
July..........   0.40947     0.44869     0.45746      0.40380     0.44203
August........   0.41813     0.46977     0.44342      0.41380     0.45716
September.....   0.41382     0.45090     0.42953      0.40177     0.44506
October.......   0.41368     0.45325     0.43281      0.41000     0.44699
November......   0.42439     0.45643     0.44673      0.41024     0.44649
December......   0.42799     0.44665     0.43159      0.39516     0.43275


     The following graph sets forth the historical Canadian dollar/British pound exchange rates (expressed as the number of British pound for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004 set forth in the table above. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

                               [GRAPHIC OMITTED]

The Asian Regional Basket

     The Asian Regional Basket will consist of a 55% weighting to the Nikkei 225 Index, which is denominated in Japanese yen, a 35% weighting to the MSCI Hong Kong Index, which is denominated in Hong Kong dollars, and a 10% weighting to the S&P/ASX 200 Index, which is denominated in Australian dollars.

The Asian Regional Basket Indices

The Nikkei 225 Index

     All disclosure contained in this prospectus supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated, has been derived from the Stock Market Indices Data Book published by NKS and other publicly available sources. The information reflects the policies of NKS as stated in these sources and the policies are subject to change at the discretion of NKS.

     The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange (the "Tokyo Exchange") and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Nikkei 225 Index are stocks listed in the First Section of the Tokyo Exchange. Stocks listed in the First Section are among the most actively traded stocks on the Tokyo Exchange. Futures and options contracts on the Nikkei 225 Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange and the Chicago Mercantile Exchange.

     The Nikkei 225 Index is a modified, price-weighted index. Each stock's weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer. NKS calculates the Nikkei 225 Index by multiplying the per share price of each underlying stock by the corresponding weighting factor for that underlying stock (a "Weight Factor"), calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set on May 16, 1949 at 225, was 23.156 as of July 9, 2004, and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Y)50 by the par value of the relevant underlying stock, so that the share price of each underlying stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of (Y)50. Each Weight Factor represents the number of shares of the related underlying stock which are included in one trading unit of the Nikkei 225 Index. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the underlying stocks, which is currently the Tokyo Exchange. The level of the Nikkei 225 Index is calculated once per minute during Tokyo Exchange trading hours.

     In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any underlying stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the Nikkei 225 Index immediately after the change, will equal the level of the Nikkei 225 Index immediately prior to the change.

     Underlying stocks may be deleted or added by NKS. However, to maintain continuity in the Nikkei 225 Index, the policy of NKS is generally not to alter the composition of the underlying stocks except when an underlying stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the Tokyo Exchange due to any of the following reasons will be deleted from the underlying stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason; or transfer of the stock to the Second Section of the Tokyo Exchange. Upon deletion of a stock from the Nikkei 225 Index, NKS will select, in accordance with certain criteria established by it, a replacement for the deleted underlying stock. In an exceptional case, a newly listed stock in the First Section of the Tokyo Exchange that is recognized by NKS to be representative of a market may be added to the underlying stocks. As a result, an existing underlying stock with low trading volume and not representative of a market will be deleted.

License Agreement

     NKS and ML&Co. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of a right to use indices owned and published by NKS in connection with some securities, including the Notes and Warrants.

     NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The Securities are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this prospectus supplement that NKS makes any representation or warranty, implied or express, to ML&Co., the holder of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities in particular or the ability of the Securities to track general stock market performance. NKS has no obligation to take the needs of ML&Co. or the holders of the Securities into consideration in determining, composing or calculating the Nikkei 225 Index. NKS is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be settled in cash. NKS has no obligation or liability in connection with the administration or marketing of the Securities.

     The use of and reference to the Nikkei 225 Index in connection with the Securities have been consented to by NKS, the publisher of the Nikkei 225 Index.

     None of ML&Co., the Calculation Agent and NKS accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any successor index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which the Nikkei 225 Index is applied in determining any Starting Values or Ending Values or any Redemption Amount.

The Tokyo Stock Exchange

     The Tokyo Exchange is one of the world's largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m. (Tokyo time), Monday through Friday.

     Due to the time zone difference, on any normal trading day the Tokyo Exchange will close prior to the opening of business in London on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in London by the opening of business on the same calendar day.`

     The Tokyo Exchange has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the Tokyo Exchange cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the Tokyo Exchange posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the Tokyo Exchange may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index, and these limitations may, in turn, adversely affect the value of the Securities.

Historical data on the Nikkei 225 Index

     The following table sets forth the closing values of the Nikkei 225 Index on the last Business Day of each year from 1967 through 2003. The historical experience of the Nikkei 225 Index should not be taken as an indication of future performance and no assurance can be given that the value of the Nikkei 225 Index will not decline and thereby reduce the Redemption Amount which may be payable to the beneficial owners of the Securities.

                     Year-End Closing Values of the Index

                     Closing                           Closing
      Year           Value            Year             Value
    -------        ---------         ------          ----------
      1967           1,281            1986            18,701
      1968           1,715            1987            21,564
      1969           2,359            1988            30,159
      1970           1,987            1989            38,916
      1971           2,714            1990            23,849
      1972           5,208            1991            22,984
      1973           4,307            1992            16,925
      1974           3,817            1993            17,417
      1975           4,359            1994            19,723
      1976           4,991            1995            19,868
      1977           4,866            1996            19,361
      1978           6,002            1997            15,259
      1979           6,569            1998            13,842
      1980           7,116            1999            18,934
      1981           7,682            2000            13,786
      1982           8,017            2001            10,543
      1983           9,894            2002             8,579
      1984          11,543            2003            10,677
      1985          13,113

     The following table sets forth the level of the Nikkei 225 Index at the end of each month, in the period from January 1996 through June 2004. These historical data on the Nikkei 225 Index are not necessarily indicative of the future performance of the Nikkei 225 Index or what the value of the Securities may be. Any historical upward or downward trend in the level of the Nikkei 225 Index during any period set forth below is not an indication that the Nikkei 225 Index is more or less likely to increase or decrease at any time during the term of the Securities.



                    1996      1997      1998      1999      2000      2001      2002      2003      2004
                   ------    ------    ------    ------    ------    ------    ------    ------    -----
January.......     20,813    18,330    16,628    14,499    19,540    13,844    9,998     8,340     10,784
February......     20,125    18,557    16,832    14,368    19,960    12,884    10,588    8,363     11,042
March.........     21,407    18,003    16,527    15,837    20,337    13,000    11,025    7,973     11,716
April.........     22,041    19,151    15,641    16,702    17,974    13,934    11,493    7,831     11,762
May...........     21,956    20,069    15,671    16,112    16,332    13,262    11,764    8,425     11,237
June..........     22,531    20,605    15,830    17,530    17,411    12,969    10,622    9,083     11,859
July..........     20,693    20,331    16,379    17,862    15,727    11,861    9,878     9,563
August........     20,167    18,229    14,108    17,437    16,861    10,714    9,619     10,344
September.....     21,556    17,888    13,406    17,605    15,747    9,775     9,383     10,219
October.......     20,467    16,459    13,565    17,942    14,540    10,366    8,640     10,560
November......     21,020    16,636    14,884    18,558    14,649    10,697    9,216     10,101
December......     19,361    15,259    13,842    18,934    13,786    10,543    8,579     10,677


     The following graph sets forth the historical performance of the Nikkei 225 Index at the end of each month, in the period from January 1999 through June 2004, as presented in the table above. Past movements of the Nikkei 225 Index are not necessarily indicative of the future Nikkei 225 Index values. On July 9, 2004 the closing value of the Nikkei 225 Index was 11,423.53.

                               [GRAPHIC OMITTED]



Historical data on the Canadian dollar/Japanese yen exchange rate

     The Nikkei 225 Index is denominated in Japanese yen and, as a result, the Ending Value that will be calculated for the Nikkei 225 Index will be affected by changes in the exchange rate between the Canadian dollar and the Japanese yen. The following table sets forth the historical Canadian dollar/Japanese yen exchange rates (expressed as the number of Japanese yen for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004. Any upward or downward trend in the value of the Canadian dollar against the Japanese yen during any period set forth below is not any indication that the Canadian dollar is more or less likely to increase or decrease in value against the Japanese at any time during the term of the Securities.



                                            Monthly Closing Values
                                            ----------------------
                          1999       2000       2001       2002       2003       2004
                          ----       ----       ----       ----       ----       ----
January...............    77.01      74.16      77.80      84.77      78.89     79.77
February..............    78.97      76.05      76.38      83.28      79.57     81.78
March.................    78.90      70.95      80.18      83.22      80.46     79.60
April.................    81.87      73.05      80.41      82.00      83.12     80.54
May...................    82.44      71.94      77.50      81.30      87.30     80.33
June..................    82.83      71.59      82.34      78.73      88.91     81.61
July..................    76.02      73.61      81.52      75.69      85.79
August................    73.50      72.41      76.60      75.98      84.42
September.............    72.42      71.94      75.71      76.72      82.47
October...............    70.78      71.51      77.08      78.60      83.32
November..............    69.31      71.75      78.50      78.30      84.28
December..............    70.89      76.32      82.65      75.59      82.79


     The following graph sets forth the historical Canadian dollar/Japanese yen exchange rates (expressed as the number of Japanese yen for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004 set forth in the table above. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

                               [GRAPHIC OMITTED]





The MSCI Hong Kong Index

     The MSCI Hong Kong Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in the Hong Kong market. The MSCI Hong Kong Index was developed with a base level of 100 as of December 31, 1969.

License Agreement

     MSCI and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of a right to use indices owned and published by MSCI in connection with some securities, including the Notes and Warrants, and ML&Co. is an authorized sublicensee of MLPF&S.

     The license agreement between MLPF&S and MSCI provides the following information must be set forth in this prospectus supplement:

     "THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI HONG KONG INDEX. THE MSCI HONG KONG INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI HONG KONG INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY ML&CO. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI HONG KONG INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE HOLDERS OF THE SECURITIES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THESE SECURITIES PARTICULARLY OR THE ABILITY OF THE MSCI HONG KONG INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI HONG KONG INDEX WHICH IS DETERMINED, COMPOSED AND

CALCULATED BY MSCI WITHOUT REGARD TO THESE SECURITIES OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI HONG KONG INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF ML&CO. OR HOLDERS OF THE SECURITIES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI HONG KONG INDEX. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI HONG KONG INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUALITIES OF THESE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THESE SECURITIES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING THE MSCI HONG KONG INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THESE SECURITIES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THESE SECURITIES."

     "ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI HONG KONG INDEX FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING THE MSCI HONG KONG INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF THE MSCI HONG KONG INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI HONG KONG INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OF ENTITY, FROM THE USE OF THE MSCI HONG KONG INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI HONG KONG INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI HONG KONG INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI HONG KONG INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING THE MSCI HONG KONG INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MSCI HONG KONG INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI HONG KONG INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

Historical Data on the MSCI Hong Kong Index

     The following table sets forth the value of the MSCI Hong Kong Index at the end of each month in the period from January 1999 through June 2004. These historical data on the MSCI Hong Kong Index are not necessarily indicative of the future performance of the MSCI Hong Kong Index or what the value of the Securities may be. Any historical upward or downward trend in the level of the MSCI Hong Kong Index during any period set forth below is not an indication that the MSCI Hong Kong Index is more or less likely to increase or decrease at any time during the term of the Securities.



                  1999         2000        2001        2002        2003         2004
                --------     --------    --------    --------    --------     ------
January......   5,527.922   8,520.170   7,912.814   5,951.676    4,836.639   6,969.137
February.....   5,563.318   9,005.324   7,732.838   5,717.343    4,774.088   7,201.343
March........   6,277.732   9,232.521   6,887.794   6,033.694    4,501.160   6,747.766
April........   7,661.860   8,351.847   6,849.334   6,341.748    4,463.126   6,404.797
May..........   7,035.462   7,381.633   6,722.788   6,031.748    4,777.140   6,352.064
June.........   7,695.345   7,940.225   6,358.953   5,666.992    4,838.862   6,349.035
July.........   7,433.529   8,463.686   6,343.249   5,432.665    5,146.554
August.......   7,487.633   8,525.362   5,878.593   5,145.166    5,756.667
September....   7,173.324   7,809.652   4,964.248   4,758.240    6,011.455
October......   7,532.918   7,272.376   5,118.109   4,918.738    6,279.290
November.....   8,489.806   7,001.548   5,765.395   5,200.885    6,228.644
December.....   9,231.456   7,690.072   6,057.967   4,808.440    6,341.312


     The following graph sets forth the historical performance of the MSCI Hong Kong Index presented in the preceding table. Past movements of the MSCI Hong Kong Index are not necessarily indicative of the future MSCI Hong Kong Index values. On July 9, 2004, the closing value of the MSCI Hong Kong Index was 6,381.18.

                               [GRAPHIC OMITTED]

Historical data on the Canadian dollar/Hong Kong dollar exchange rate

     The MSCI Hong Kong Index is denominated in Hong Kong dollars and, as a result, the Ending Value that will be calculated for the MSCI Hong Kong Index will be affected by changes in the exchange rate between the Canadian dollar and the Hong Kong dollar. The following table sets forth the historical Canadian dollar/Hong Kong dollar exchange rates (expressed as the number of Hong Kong dollars for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004. Any upward or downward trend in the value of the Canadian dollar against the Hong Kong dollar during any period set forth below is not any indication that the Canadian dollar is more or less likely to increase or decrease in value against the Hong Kong dollar at any time during the term of the Securities.


                                        Monthly Closing Values
                                        ----------------------
                   1999        2000        2001        2002         2003        2004
                 --------    --------    --------    --------     --------    ------
January.......    5.1296      5.3735      5.2068      4.9087       5.1332      5.8686
February......    5.1327      5.3667      5.0761      4.8687       5.2535      5.8332
March.........    5.1442      5.3745      4.9502      4.8904       5.3141      5.9484
April.........    5.3211      5.2633      5.0805      4.9744       5.4518      5.6838
May...........    5.2622      5.2068      5.0712      5.1049       5.7063      5.7205
June..........    5.3063      5.2655      5.1509      5.1354       5.7926      5.8514
July..........    5.1520      5.2464      5.0856      4.9246       5.5498
August........    5.2017      5.2983      5.0292      5.0041       5.6306
September.....    5.2910      5.1865      4.9391      4.9153       5.7269
October.......    5.2821      5.1172      4.9102      5.0046       5.8846
November......    5.2702      5.0735      4.9576      4.9826       5.9696
December......    5.3755      5.2029      4.8951      4.9616       5.9857



     The following graph sets forth the historical Canadian dollar/Hong Kong dollar exchange rates (expressed as the number of Hong Kong dollars for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004 set forth in the table above. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.



                               [GRAPHIC OMITTED]

The S&P/ASX 200 Index

     The S&P/ASX 200 Index is designed to provide a benchmark for the Australian equity market. The S&P/ASX 200 Index is comprised of the S&P/ASX 100 Index plus an additional 100 stocks. It forms the basis for the SPI 200 Index and the ASX mini200 futures contract and the streetTRACKS S&P/ASX 200 exchange-traded fund.

License Agreement

     S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some securities, including the Notes and the Warrants, and ML&Co. is an authorized sublicensee of MLPF&S.

     The license agreement between S&P and MLPF&S provides that the following language must be stated in this prospectus supplement:

     "S&P and S&P/ASX are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by MLPF&S and ML&Co."

     "The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). Neither S&P nor the Australian Stock Exchange ("ASX") makes any representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P/ASX 200 Index to track general stock market performance. S&P's and ASX's only relationship to MLPF&S and ML&Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and ASX and of the S&P/ASX 200 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the Securities. S&P and ASX have no obligation to take the needs of ML&Co. or the holders of the Securities into consideration in determining, composing or calculating the S&P/ASX 200 Index. S&P and ASX are not responsible for and have not participated in the determination of the timing of the sale of the Securities, prices at which the Securities are to initially be sold, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P and ASX have no obligation or liability in connection with the administration, marketing or trading of the Securities."

     "S&P AND ASX DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P/ASX INDEX OR ANY DATA INCLUDED THEREIN AND S&P AND ASX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND ASX MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED IN THE S&P/ASX 200 INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR FOR ANY OTHER USE. S&P AND ASX MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED IN THE S&P/ASX 200 INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P AND ASX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGE (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES."

Historical Data on the S&P/ASX 200 Index

     The following table sets forth the value of the S&P/ASX 200 Index at the end of each month in the period from January 1999 through June 2004. These historical data on the S&P/ASX 200 Index are not necessarily indicative of the future performance of the S&P/ASX 200 Index or what the value of the Securities may be. Any historical upward or downward trend in the level of the S&P/ASX 200 Index during any period set forth below is not an indication that the S&P/ASX 200 Index is more or less likely to increase or decrease at any time during the term of the Securities.


                  1999         2000        2001        2002         2003        2004
                --------     --------    --------    --------     --------    ------
January......    2,781.7     3,080.2     3,341.7      3,464.2     2,956.9     3,272.0
February.....    2,768.4     3,124.6     3,326.5      3,414.3     2,800.9     3,360.6
March........    2,867.0     3,133.3     3,147.2      3,414.8     2,885.2     3,415.3
April........    3,027.8     3,115.8     3,329.4      3,350.0     3,007.5     3,400.8
May..........    2,831.9     3,081.0     3,379.1      3,373.6     3,011.0     3,460.2
June.........    2,903.7     3,311.2     3,490.3      3,216.0     3,025.8     3,532.9
July.........    2,951.0     3,251.1     3,324.5      3,086.2     3,122.3
August.......    2,875.7     3,297.8     3,275.6      3,120.1     3,199.7
September....    2,817.0     3,298.8     3,049.5      2,970.9     3,169.5
October......    2,821.4     3,254.6     3,249.6      3,042.9     3,272.0
November.....    2,970.3     3,274.6     3,337.5      3,061.4     3,186.4
December.....    3,117.7     3,206.2     3,422.3      3,007.1     3,299.8


     The following graph sets forth the historical performance of the S&P/ASX 200 Index presented in the preceding table. Past movements of the S&P/ASX 200 Index are not necessarily indicative of the future S&P/ASX 200 Index values. On July 9, 2004, the closing value of the S&P/ASX 200 Index was 3,564.02.

                               [GRAPHIC OMITTED]

Historical data on the Canadian dollar/Australian dollar exchange rate

     The S&P/ASX 200 Index is denominated in Australian dollars and, as a result, the Ending Value that will be calculated for the S&P/ASX 200 Index will be affected by changes in the exchange rate between the Canadian dollar and the Australian dollar. The following table sets forth the historical Canadian dollar/Australian dollar exchange rates (expressed as the number of Australian dollars for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004. Any upward or downward trend in the value of the Canadian dollar against the Australian dollar during any period set forth below is not any indication that the Canadian dollar is more or less likely to increase or decrease in value against the Australian dollar at any time during the term of the Securities.


                                        Monthly Closing Values
                                        ----------------------
                   1999        2000        2001        2002         2003        2004
                  ------      ------      ------      ------       ------      -----
January.......    1.0504      1.0836      1.2118      1.2397       1.1211      0.9875
February......    1.0707      1.1164      1.2368      1.2055       1.1070      0.9681
March.........    1.0465      1.1370      1.3067      1.1769       1.1272      0.9975
April.........    1.0381      1.1574      1.2754      1.1843       1.1164      1.0112
May...........    1.0458      1.1673      1.2847      1.1536       1.1201      1.0252
June..........    1.0316      1.1321      1.2907      1.1715       1.1032      1.0733
July..........    1.0177      1.1588      1.2791      1.1631       1.0970
August........    1.0457      1.1775      1.2178      1.1647       1.1153
September.....    1.0446      1.2257      1.2890      1.1613       1.0874
October.......    1.0645      1.2647      1.2517      1.1568       1.0697
November......    1.0679      1.2325      1.2181      1.1389       1.0616
December......    1.0531      1.1939      1.2322      1.1332       1.0252



     The following graph sets forth the historical Canadian dollar/Australian dollar exchange rates (expressed as the number of Australian dollars for which one Canadian dollar could be purchased) for each month from January 1999 through June 2004 set forth in the table above. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

                               [GRAPHIC OMITTED]

      INCOME TAX CONSIDERATIONS APPLICABLE TO CANADIAN RESIDENT INVESTORS

Canadian Federal Income Tax Considerations

     In the opinion of Davies Ward Phillips & Vineberg LLP, Canadian counsel to ML&Co., the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to the acquisition, holding and disposition of Warrants by an investor pursuant to this offering. This summary is applicable to an investor who is an individual (other than a trust) and who, for the purposes of the Income Tax Act (Canada) (the "Act"), is a resident of Canada and deals at arm's length with and is not affiliated with ML&Co. This summary further assumes that the investor does not hold the Warrants in the course of carrying on a business and that the Warrants are acquired by the investor without the intention or secondary intention of selling them prior to the exercise date and that the Warrants are therefore capital property to the investor. If a taxable Canadian investor were to purchase Notes, the prescribed debt obligation rules in the Act would be applicable. This would likely result in an unfavourable tax result to the taxable Canadian investor. Accordingly, it is hereinafter assumed that taxable Canadian investors do not purchase Notes.

     This summary is based on the current provisions of the Act and the regulations thereunder, the published administrative practices of the Canada Revenue Agency (the "CRA"), and all specific proposals to amend the Act and regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law or the CRA's administrative practices, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations.

     This summary is not exhaustive of all possible Canadian federal tax considerations applicable to an investment in Warrants. Accordingly, this summary is of a general nature only and is not intended to be legal or tax advice to any investor. Investors are urged to consult their own tax advisors for advice with respect to the potential income tax consequences to them of an investment in Warrants.

Acquiring and Holding Warrants

     An investor will not be required to include any amount in income solely as a result of acquiring and holding Warrants.

Sale of Warrants Prior to Exercise Date

     If a Warrant is sold prior to the exercise date and is held as capital property as assumed above, the investor will realize a capital gain (or capital loss) on the sale equal to the amount by which the proceeds of disposition net of any reasonable costs of disposition exceed (or are exceeded by) the adjusted cost base of the Warrant to the investor. Investors who sell a Warrant prior to the exercise date, particularly those who sell a Warrant within a short period of time prior to the exercise date, should consult their own tax advisors with respect to that disposition.

Exercise of Warrants for Cash

     The published administrative practices of the CRA do not directly address whether it is appropriate for an investor to treat as capital property Warrants (or securities substantially identical to the Warrants) which are exercised for cash, considering that all of the gain or loss of the investor will arise upon the exercise. The CRA has addressed some comparable situations in Interpretation Bulletins IT-479R and IT-346R. The CRA has indicated that the gain or loss realized by a holder of options on shares is on the same account as the holder's transactions in shares. The Warrants constitute an option on various indices of securities. The CRA has also indicated that it is generally acceptable for "speculators" who take one or more positions in commodity futures, debt obligation futures or actual commodities (otherwise than in the course of a business) to report all of their gains and losses from such transactions on capital account provided this reporting practice is consistently followed from year to year and provided further that the taxpayer is not in a business relating to commodities or foreign currency transactions and is not in possession of special information not generally available to the public. Futures and commodities are similar to the Warrants in that all of the gain or loss from futures and commodities may be considered to arise upon the disposition thereof. Based on these positions, an investor may be willing to take the position that Warrants which are exercised for cash are held on capital account. However, an investor should discuss with his or her own tax advisors whether it is reasonable to treat Warrants which are exercised for cash as held on capital account having regard to the investor's particular circumstances and the established law on this issue.

     If an investor takes the position that a Warrant which is exercised for cash is held on capital account, the investor will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition net of any reasonable costs of disposition exceed (or are exceeded by) the adjusted cost base of the Warrant to the investor. If the investor holds the Warrant as part of an adventure in the nature of trade, the investor will be required to include an amount in income equal to the amount by which the proceeds of disposition net of any reasonable costs of disposition exceed (or are exceeded by) the cost of the Warrant to the investor.

Exercise of Warrants for Securities

     Where a Warrant is held on capital account as assumed above and is exercised for securities, the investor will be deemed not to have disposed of the Warrant and will not realize any gain or loss as a result of the exercise. The total cost to the investor of the securities acquired upon the exercise will be equal to the investor's adjusted cost base of the Warrant immediately before the exercise. It would be reasonable to allocate that cost among the securities of different issuers in proportion to the fair market values of such securities. The adjusted cost base to the investor of the securities of different issuers will be determined by averaging the cost of those securities with the adjusted cost base of all other identical securities then held by the investor on capital account.

Treatment of Capital Gains and Capital Losses

     One-half of any capital gain (a "taxable capital gain") realized upon the sale or exercise of a Warrant will be included in the investor's income and one-half of any capital loss (an "allowable capital loss") realized upon a sale or exercise of a Warrant may be deducted from taxable capital gains in accordance with the provisions of the Act. Capital gains realized by an individual may give rise to a liability for alternative minimum tax under the Act.

Summary of United States Federal Income Tax Considerations for Canadian Resident Investors

     The discussion in this section is directed to individual Canadian resident holders of Securities who are not engaged in the conduct of a trade or business within the United States and have no presence in, or connection with, the United States. For a more detailed summary of the U.S. federal income tax considerations applicable to Canadian resident holders of Securities, see the section entitled "United States Federal Income Tax Considerations" in this prospectus supplement. In order for payments to an individual Canadian resident holder of Securities to be exempt from U.S. federal income tax, withholding tax or backup withholding tax, the holder may be required, among other things, to provide a properly executed Internal Revenue Service ("IRS") Form W-8BEN or other similar form to ML&Co. The IRS Form W-8BEN is a signed written statement certifying, among other things, that the holder is not a United States person within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code").

     Assuming that an individual Canadian resident holder of Securities provides a properly executed IRS Form W-8BEN or other similar form, the following are certain U.S. federal income tax considerations generally applicable to such a holder based upon the treatment of each Note and Warrant as a pre-paid cash-settled forward contract linked to the Regional Baskets:

          (a) a payment made with respect to a Note or a Warrant on the maturity or exercise date will not be subject to United States withholding tax; and

          (b) any gain realized upon the sale or disposition of a Note or a Warrant will generally not be subject to U.S. federal income tax.

Canadian resident holders of Securities should also see the section entitled "United States Federal Income Tax Considerations - Non-U.S. Holders" in this prospectus supplement.

                          ELIGIBILITY FOR INVESTMENT

     In the opinion of Davies Ward Phillips & Vineberg LLP, Canadian counsel to ML&Co., the Notes offered hereby will be qualified investments under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans or registered education savings plans. The Notes will constitute foreign property for purposes of the tax imposed under Part XI of the Income Tax Act (Canada).

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Set forth in full below is the opinion of Sidley Austin Brown & Wood LLP, U.S. counsel to ML&Co. As the law applicable to the U.S. federal income taxation of instruments such as the Notes and the Warrants is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes and Warrants held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes or Warrants as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes or the Warrants should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes or the Warrants arising under the laws of Canada and any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note or a Warrant that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note or a Warrant is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note or a Warrant that is not a U.S. Holder.

General

     There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or the Warrants, or securities with terms substantially the same as the Notes or the Warrants. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes and the Warrants is uncertain. Pursuant to the terms of the Notes and the Warrants, ML&Co. and every holder of a Note or a Warrant agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize each Note and Warrant for all U.S. tax purposes as a pre-paid cash-settled forward contract linked to the Regional Baskets. In the opinion of Sidley Austin Brown & Wood LLP, this characterization and tax treatment of the Notes and the Warrants, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the IRS, will not result in the imposition of penalties. The treatment of the Notes and the Warrants described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or the Warrants, or instruments similar to the Notes or the Warrants for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes or the Warrants.

     Due to the absence of authorities that directly address instruments that are similar to either the Notes or the Warrants, significant aspects of the U.S. federal income tax consequences of an investment in the Notes or the Warrants are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes or the Warrants (including alternative characterizations of the Notes or the Warrants) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, including Canada. Unless otherwise stated, the following discussion is based on the assumption that the treatment of the Notes and the Warrants described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes and the Warrants

     Assuming the characterization of the Notes and the Warrants as set forth above, Sidley Austin Brown & Wood LLP believes that the following U.S. federal income tax consequences should result.

     Purchase of Canadian Dollars. To the extent that a U.S. Holder purchases Canadian dollars in order to invest in the Notes or the Warrants, a U.S. Holder will have a tax basis in those Canadian dollars equal to the U.S. dollar value of the Canadian dollars on the date of the purchase of Canadian dollars.

     Purchase of Notes or Warrants and Tax Basis. The purchase by a U.S. Holder of a Note or a Warrant with Canadian dollars should be treated as (i) a deemed exchange of (A) the amount of Canadian dollars paid by the U.S. Holder for that Note or Warrant for (B) the U.S. dollar value of the Canadian dollars (as determined on the date of purchase) and (ii) the purchase of the Note or the Warrant for the U.S. dollar value received in that deemed exchange. A U.S. Holder's tax basis in a Note or a Warrant will equal the U.S. dollar value of the Canadian dollars (determined in the manner described above) paid by the U.S. Holder to purchase the Note or Warrant.

     In addition, the deemed exchange of Canadian dollars for U.S. dollars described above could result in exchange gain or loss to a U.S. Holder, depending upon the U.S. Holder's tax basis in the Canadian dollars used to purchase the Note or Warrant. Any such exchange gain or loss will generally be characterized as ordinary gain or loss. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences relating to foreign currency transactions that may result from an investment in the Notes or the Warrants.

     Payment on the Maturity Date or the Exercise Date. Upon the receipt of the Redemption Amount in cash (denominated in Canadian dollars) at maturity of the Notes or upon exercise of the Warrants, a U.S. Holder should be required to recognize gain or loss. The amount of that gain or loss should be equal to the difference between (i) the Redemption Amount paid to the U.S. Holder in Canadian dollars, translated into the U.S. dollar value of the Canadian dollars on the maturity or exercise date and (ii) the U.S. Holder's tax basis in the Note or the Warrant. Under current law, it is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination or judicial ruling), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss, as the case may be, if the U.S. Holder held the Note for more than one year as of the maturity or exercise date. The deductibility of capital losses is subject to certain limitations.

     In the event that a U.S. Holder of a Warrant receives the Redemption Amount upon exercise in the form of securities of the Regional Baskets, rather than in cash (denominated in Canadian dollars), a U.S. Holder generally should not be required to recognize gain or loss. Rather, the U.S. Holder should be deemed to have purchased those securities for the U.S. dollar value of the U.S. Holder's initial investment in the Warrant (i.e., the U.S. Holder's tax basis in the Warrant). In that event, the U.S. Holder should have a tax basis in those securities equal to the U.S. dollar value for which the U.S. holder was deemed to have purchased those securities. Future dispositions of those securities for a currency other than U.S. dollars could result in exchange gain or loss to the U.S. Holder, which will generally be characterized as ordinary gain or loss. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences relating to foreign currency transactions that may result from an investment in the Notes or the Warrants.

     Sale or Exchange of the Notes or the Warrants. Upon a sale or exchange of a Note or a Warrant prior to the maturity of the Notes or exercise of the Warrants, a U.S. Holder should generally recognize capital gain or loss equal to the difference between (i) the amount of cash (denominated in Canadian dollars) received, translated into the U.S. dollar value of the Canadian dollars on the date of the sale or exchange and (ii) the U.S. Holder's tax basis in the Note or the Warrant. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note or the Warrant for more than one year at the time of disposition. As discussed above, the deductibility of capital losses is subject to certain limitations.

     Canadian Dollars Received upon Maturity, Exercise, Sale or Exchange of the Notes or the Warrants. A U.S. Holder will have a tax basis in any Canadian dollars received upon maturity, exercise, sale or exchange of the Notes or the Warrants in an amount equal to the U.S. dollar value of the Canadian dollars received, determined as of the date of maturity, exercise, sale or exchange. Any gain or loss recognized by a U.S. Holder on the future sale or other disposition of the Canadian dollars will be treated as exchange gain or loss, which will generally be characterized as ordinary gain or loss. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences relating to foreign currency transactions that may result from an investment in the Notes or the Warrants.

Tax Return Disclosure Regulations

     Pursuant to recently enacted Treasury regulations (the "Disclosure Regulations"), any taxpayer that has participated in a "reportable transaction" and who is required to file a United States federal income tax return must generally attach a disclosure statement disclosing the taxpayer's participation in the reportable transaction to the taxpayer's tax return for each taxable year in which the taxpayer participates in the reportable transaction. The Disclosure Regulations provide that certain foreign currency transactions that generate losses constitute reportable transactions. Persons considering the purchase of the Notes or the Warrants should consult their own tax advisors concerning the application of the rules contained in the Disclosure Regulations with respect to an investment in the Notes or the Warrants, and to determine their own tax return disclosure obligations, if any, with respect to an investment in the Notes or the Warrants.

Possible Alternative Tax Treatments of an Investment in the Notes or the Warrants

     Due to the absence of authorities that directly address the proper characterization of the Notes and the Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. Thus, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes or the Warrants under any number of alternative U.S. federal income tax characterizations or treatments of the Notes or the Warrants and, if applied, that alternative characterizations or treatments of the Notes or the Warrants could significantly alter the timing and the character of the income or loss with respect to the Notes or the Warrants. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes or the Warrants.

Constructive Ownership Law

     Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to a Note or a Warrant. If Section 1260 of the Code were to apply to a Note or a Warrant in the future, however, the effect on a U.S. Holder of a Note or a Warrant would be to treat all or a portion of any long-term capital gain recognized by the U.S. Holder on the sale, exchange, maturity or exercise of a Note or a Warrant as ordinary income. In addition,
Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note or a Warrant.

Non-U.S. Holders

     Based on the treatment of each Note and Warrant as a pre-paid cash-settled forward contract linked to the Regional Baskets, in the case of a non-U.S. Holder, a payment made with respect to a Note or a Warrant on the maturity or exercise date or upon exchange will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that those payments are not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized upon the sale, exchange or other disposition of a Note or a Warrant by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a "tax home" (as defined for U.S. federal income tax purposes) in the United States.

     As discussed above, alternative characterizations of the Notes or the Warrants for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes or the Warrants, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes or the Warrants to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate.

Backup Withholding

     A beneficial owner of a Note or a Warrant may be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against that beneficial owner's U.S. federal income tax provided the required information is furnished to the IRS.

                     ERISA CONSIDERATIONS FOR U.S. PERSONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

     The acquisition of the Securities by a plan with respect to which we, MLPF&S or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Securities are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are:

     (1) PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

     (2) PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

     (3) PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

     (4) PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

     (5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

     The Securities may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Securities or any interest in the Securities will be deemed to have represented by its purchase and holding of the Securities that it either (1) is not a plan or a plan asset entity and is not purchasing those Securities on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Securities or any interest in the Securities which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Securities that its purchase and holding will not violate the provisions of any similar law.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                          USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the Securities will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C. and New York, New York. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed a registration statement on Form S-3 with the SEC covering the Notes, Warrants and other securities. For further information on ML&Co. and the Securities, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                             PLAN OF DISTRIBUTION

     Under an agreement dated as of | |, 2004 (the "Agency Agreement") between ML Canada and National Bank Financial Inc. (collectively, the "Agents") and ML&Co., the Agents have agreed to offer the Securities for sale in Canada, as agents of ML&Co., on a best efforts basis, if, as and when issued by ML&Co. National Bank Financial Inc. will receive a fee equal to $5.25 for each unit of the Notes or unit of the Warrants sold. ML Canada will not receive a fee in connection with its acting as an Agent for the distribution of the Securities. The Agents will be reimbursed for out-of-pocket expenses incurred by them. The Agents may form a selling group including other qualified investment dealers and determine the fee payable to the members of that group, which fee will be paid out of the Agents' fees. While the Agents have agreed to use their best efforts to sell the Securities offered hereby, the Agents will not be obligated to purchase Securities which are not sold.

     In addition to the compensation paid at the time of the original sale of the Securities, ML& Co. will pay quarterly a service fee to investment advisers whose client accounts hold the Securities at the end of the quarter. The service fee will not be payable on Securities sold during the quarter. The service fee is calculated on a daily basis at an annual rate of 0.5% of the last price for the Securities published by ML Canada. The service fee will first be paid in respect of the quarter ending November 30, 2004 and paid quarterly approximately 15 days after the last business day of each three month period thereafter in arrears.

     Under the terms of the Agency Agreement, the Agents may, at their discretion on the basis of their assessment of the state of the financial markets and upon the occurrence of certain stated events, terminate the Agency Agreement. Subscriptions for Notes and Warrants will be received subject to rejection or allotment in whole or in part. The right is reserved to close the subscription books at any time without notice. Closing will take place on | |, 2004 or a later date as may be agreed upon by ML&Co. and the Agents that is on or before | |, 2004.

     Each of the Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"). ML&Co. has agreed to indemnify the Agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act and Canadian provincial securities legislation, or to contribute to payments the Agents may be required to make in respect thereof. ML&Co. has agreed to reimburse the Agents for certain expenses.

     From time to time, ML&Co. may issue and sell other securities described in the accompanying prospectus, and the amount of Securities that ML&Co. may offer and sell under this prospectus supplement may be reduced as a result of those sales.

     In connection with this offering, ML Canada intends to buy and sell the Securities to create a securities market for the holders of the Securities, and may stabilize or maintain the market price of the Securities during the initial distribution of the Securities. However, ML Canada will not be obligated to engage in any of those market activities or continue them once it has started. Neither ML&Co. nor the Agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither ML&Co. nor the Agents make any representation that the Agents will engage in any of those transactions or that those transactions, once commenced, will not be discontinued without notice.

     ML Canada, a broker-dealer subsidiary of ML&Co., will participate in distributions of the Securities. Accordingly, offering of the Securities will conform to the requirements of Rule 2720 of the Conduct Rules of the U.S. National Association of Securities Dealers, Inc.

     ML Canada was involved in the decision to distribute Securities hereunder. ML Canada is an indirect wholly-owned subsidiary of ML&Co. Consequently, ML&Co. is a "related issuer" and is also a "connected issuer" of ML Canada within the meaning of the securities legislation of each of the provinces of Canada in connection with the offering of Securities under this prospectus supplement and accompanying prospectus. National Bank Financial Inc., the independent Agent, has performed due diligence in connection with the offering of the Securities and participated, together with ML Canada, in the structuring and pricing of the Securities.

     The Agents propose to offer the Securities initially at the offering price specified on the cover page of this prospectus supplement. After the Agents have made a reasonable effort to sell all of the Securities at the price specified on the cover page, the offering price may be decreased and may be further changed from time to time to an amount not greater than that set out on the cover page.

                          VALIDITY OF THE SECURITIES

     The validity of the Securities will be passed upon for ML&Co. and for the Agents by Sidley Austin Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The restated consolidated financial statements and the related restated financial statement schedule incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") dated May 4, 2004 for the year ended December 26, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 1, 2004 (May 4, 2004 as to Note 2) (which express unqualified opinions and which report on the consolidated financial statements includes explanatory paragraphs for the change in accounting method in 2002 for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and for the change in accounting method in 2004 for stock-based compensation to conform to Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure by retroactively restating its 2003, 2002 and 2001 consolidated financial statements), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Unaudited Financial Information

     With respect to the unaudited condensed consolidated financial statements for the periods ended March 26, 2004 and March 28, 2003, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States). However, as stated in their report included in Merrill Lynch's Quarterly Report on Form 10-Q for the quarter ended March 26, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on those unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because such reports are not "reports" or "parts" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                    PURCHASERS' STATUTORY RIGHTS IN CANADA

     Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that those remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to the applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. legal advisor for particulars of these rights.

                        INDEX OF CERTAIN DEFINED TERMS


                                                            Page
                                                          ---------

Adjustment Fee                                              S-6
Agents                                                      S-61
Asian Regional Basket                                       S-12
Basket Index                                                S-12
Calculation Agent                                           S-6
Calculation Day                                             S-23
Calculation Period                                          S-22
Ending Value                                                S-5
European Regional Basket                                    S-12
Global Certificates                                         S-26
Index Business Day                                          S-23
Index Calculation Agent                                     S-23
Index Currency                                              S-12
Index Publisher                                             S-24
Market Disruption Event                                     S-25
North American Regional Basket                              S-12
Notes                                                       S-4
Pricing Date                                                S-12
Redemption Amount                                           S-4
Regional Baskets                                            S-4
Securities                                                  S-4
Starting Value                                              S-5
Successor index                                             S-25
Warrants                                                    S-4

                           CERTIFICATE OF THE AGENTS

Dated: July 13, 2004

     To the best of our knowledge, information and belief, this MJDS prospectus supplement, together with the documents incorporated herein, constitutes full, true and plain disclosure of all material facts relating to the securities offered under this prospectus supplement as required by the securities legislation of each of the provinces and territories of Canada and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.

                           MERRILL LYNCH CANADA INC.

                        By: (Signed) P. SCOTT MCBURNEY



                         NATIONAL BANK FINANCIAL INC.

                          By: (Signed) SERGE FECTEAU

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                               [GRAPHIC OMITTED]


                           Merrill Lynch & Co., Inc.

                                Up to Cdn. $| |
                   Global Equity Performance Weighted Notes,
                 Series 1 due August | |, 2011 (the "Notes")
                 Global Equity Performance Weighted Warrants,
            Series 1 exercisable August | |, 2011 (the "Warrants")
                       (collectively, the "Securities")


                        Cdn $100 per unit of Securities


                    -------------------------------------

                             PROSPECTUS SUPPLEMENT

                    -------------------------------------





                           Merrill Lynch Canada Inc.





                               August | |, 2004